EXHIBIT 10.1

OFFICE LEASE

Between

DE PARK AVENUE 1100, LLC,
a Delaware limited liability company

as Landlord

and CHROMADEX, INC.,
a California corporation as Tenant

June 12, 2026

OFFICE LEASE
BASIC LEASE INFORMATION (“BLI”)

Dated as of:	June 12, 2026
“Landlord”:	DE PARK AVENUE 1100, LLC, a Delaware limited liability company
“Tenant”:	CHROMADEX, INC., a California corporation
SECTION
1.1    “Premises”:    Suite Number:    1800
Floor:    Eighteenth (18th)
“Building”:    1100 Glendon Avenue
Los Angeles, California 90024
1.4    “Rentable Area” of the Premises:    10,564 square feet
1.4    “Usable Area” of the Premises:    8,384 square feet
2.1    “Term”:    Seven (7) years and ten (10) months.
2.1    “Commencement Date”:    April 1, 2027 (subject to Section 2.3, below)
2.1    “Expiration Date”:    January 31, 2035
2.2    “Early Access”:    Subject to the terms and conditions of Section 2.2, and upon the later of the date of Substantial Completion of the Improvements or December 1, 2026, Tenant may have early access to the Premises. Landlord shall use reasonable efforts to keep Tenant reasonably informed of any changes in the timing or extent of such early access.
2.4    Extension Option:    Subject to the conditions set forth in Section 2.4, Tenant may elect to extend the Term for two (2) additional five
(5) year periods (the “Extended Term,” or the “Second Extended Term”, as applicable) commencing on the day after the Expiration Date of the initial Term (or the Extended Term, as applicable), by giving written notice (the “Extension Notice”) to Landlord no more than twelve (12) months and no less than nine (9) months prior to the Expiration Date (each, an “Extension Option”).
2.5    “Right of First Offer”:    See Section 2.5
3.1    “Fixed Monthly Rent”    Tenant shall pay Fixed Monthly Rent during the Term
as follows:

		Fixed Monthly
Starting (and including)	Until and Including	Rent
April 1, 2027	March 31, 2028	$44,897.00
April 1, 2028	March 31, 2029	$46,243.91
April 1, 2029	March 31 2030	$47,631.23
April 1, 2030	March 31, 2031	$49,060.16
(ii)

	April 1, 2031	March 31, 2032	$50,531.97
	April 1, 2032	March 31, 2033	$52,047.93
	April 1, 2033	March 31, 2034	$53,609.37
	April 1, 2034	January 31, 2035	$55,217.65
3.2	Landlord’s “Payment Address”:	DE Park Avenue 1100, LLC c/o Douglas Emmett Management, LLC 10866 Wilshire Boulevard, Suite 270 Los Angeles, California 90024
3.3	Abated Rent:
The following percentages of the Fixed Monthly Rent due for each of the full calendar months of the Term listed below will be abated as set forth in Section 3.3:
Month    Percent
April 2027    100%
May 2027    100%
June 2027    100%
July 2027    100%
August 2027    100%
September 2027    100%
October 2027    100%
November 2027    100%
December 2027    100%
January 2028    100%
Subject to the conditions set forth in Section 3.3.2, Tenant shall have the right, upon written notice to Landlord delivered at any time prior to the start of construction of the Improvements, to convert all or any portion of the Abated Rent to additional tenant improvement dollars.

3.4	“Late Charge Waiver”:
Tenant shall not be assessed any Late Charge for the first late payment of Rent in each twenty-four (24) month period of the Term so long as Tenant pays such amount within five (5) business days of Tenant’s receipt of notice that such amount has not been paid.

4.1	“Base Year” for Operating Expenses:	Calendar year 2027
4.1	“Tenant’s Share”:	3.03%
5.1	Security Deposit:
Concurrent with the execution and delivery of this Lease, Tenant shall deliver to Landlord a “Security Deposit” consisting of $65,419.00 in cash or immediately available funds as security for Tenant’s timely, full and faithful observance and performance of each of its obligations under this Lease. The provisions

(iii)

of Section 3.4 of this Lease relating to Late Charges and interest shall apply to this obligation.
6.1	“Specified Use” of Premises:	General office use, consistent with the operation of a first-class office building in the Westwood area.
6.1	Exclusive uses for other tenants:
Tenant acknowledges and agrees that it shall not engage in any of the following uses for which Landlord has already granted exclusive rights: The operation of (i) a secondary level education school or institution, (ii) on-site, online or automated instructional classes in preparation for a license or certification, (iii) standardized test preparation for secondary or post-secondary education, and (iv) tutoring services for groups at the K-12, high school or secondary education level.

6.6	“Permitted Signage”:
Subject to the approval of Landlord and the terms of this Lease, at Tenant’s sole expense, Tenant is entitled to (i) provide for inclusion in the Building directory (a) Tenant’s business name and suite designation and (b) a maximum of eleven (11) additional listings limited solely to Tenant’s officers, employees, subsidiaries, affiliates and any approved sublessees; (ii) one (1) suite sign including Tenant’s business name and suite designation on the exterior facade(s) of the wall appurtenant to the entrance to the Premises; and (iii) subject to the approval of the City of Los Angeles and so long as the original Tenant occupies the entire Premises, one (1) slot (lowest currently available slot, which slot shall not be changed during the Term) on the monument sign (at the corner of Glendon Avenue and Lindbrook Drive), specifying Tenant's name (but not Tenant's logo) in the location shown on Exhibit G attached hereto.

8.1	Permit Parking:	This Lease includes the following parking permits under the terms and conditions in ARTICLE 8: Type “Optional Parking Permits” Single 30 unreserved Single 1 reserved
22.5	Tenant’s Address for Notices and Billings:
	Before the Commencement Date:	10900 Wilshire Boulevard, Suite 600 Los Angeles, California 90024
	After the Commencement Date:	1100 Glendon Avenue, Suite 1800 Los Angeles, California 90024
	Contact:	Ozan Pamir
(iv)

	Landlord’s Address for Notices:	DE Park Avenue 1100, LLC c/o Douglas Emmett Management, LLC 1299 Ocean Avenue, Suite 1000 Santa Monica, California 90401 Attention: Senior Vice President, Commercial Property Management
22.6	Brokers:
Douglas Emmett Management, LLC 1299 Ocean Avenue, Suite 1000 Santa Monica, California 90401
Attention: Senior Vice President, Commercial Property Management
and
CBRE
400 South Hope Street, 25th Floor Los Angeles, California 90071

22.22	“Guarantor”:	NIAGEN BIOSCIENCE, INC., a Delaware corporation
Exhibit F	“Improvements”:	Landlord and Tenant have agreed that Landlord will construct certain Improvements as defined in, and pursuant to, the Landlord Construction Exhibit attached as Exhibit F.
Exhibit F	“Tenant Representative” for Improvements:	Ozan Pamir
Exhibit F	“Landlord Representative” for Improvements:	Ronna Ragland
This BLI is hereby incorporated into and made an integral part of this Lease and the Section references in the left margin are only intended to indicate certain provisions where such information is used. Each reference in this Lease shall incorporate the applicable BLI.
(v)

OFFICE LEASE TABLE OF CONTENTS
ARTICLE    PAGE
ARTICLE 1.    DEMISE OF PREMISES    1
ARTICLE 2.    COMMENCEMENT DATE AND TERM    2
ARTICLE 3.    PAYMENT OF RENT, LATE CHARGES    4
ARTICLE 4.    CERTAIN ADDITIONAL RENT    6
ARTICLE 5.    SECURITY DEPOSIT    8
ARTICLE 6.    TENANT COVENANTS    8
ARTICLE 7.    UTILITIES AND SERVICES    10
ARTICLE 8.    PARKING    11
ARTICLE 9.    TENANT CHANGES    12
ARTICLE 10.    MAINTENANCE, REPAIRS, DAMAGE, DESTRUCTION, RENOVATION AND ALTERATION    13
ARTICLE 11.    INSURANCE    15
ARTICLE 12.    INDEMNIFICATION AND LIMITATION ON LIABILITY    17
ARTICLE 13.    LANDLORD DEFAULT    18
ARTICLE 14.    TENANT DEFAULT    18
ARTICLE 15.    CONDITION UPON VACATING AND REMOVAL OF PROPERTY    21
ARTICLE 16.    HOLDING OVER    21
ARTICLE 17.    CONDEMNATION    22
ARTICLE 18.    MORTGAGE SUBORDINATION; ATTORNMENT AND MODIFICATION OF LEASE    22
ARTICLE 19.    ESTOPPEL CERTIFICATES    23
ARTICLE 20.    ASSIGNMENT AND SUBLETTING    23
ARTICLE 21.    INTENTIONALLY DELETED
ARTICLE 22.    MISCELLANEOUS    26
EXHIBITS

A	Premises Plan
B	Definitions
C	Calculation of Operating Expenses
D	Building Rules and Regulations
E	General Rules for Construction by Tenant
F	Landlord Construction Exhibit
G	Signage Rules
H	Guaranty of Lease
(vi)

OFFICE LEASE

This Office Lease (this “Lease”) dated June 12, 2026, is by and between Landlord and Tenant. Certain capitalized terms are defined in the BLI and in Exhibit B.

ARTICLE 1.    DEMISE OF PREMISES
1.1    Demise. Subject to the covenants and agreements contained in this Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises for the Term. Provided there is no Tenant Default, and subject to the limitations contained in this Lease, Tenant shall lawfully and quietly hold, occupy and enjoy the Premises as provided under this Lease during the Term without any interference by persons claiming through Landlord. The configuration of the Premises is shown on Exhibit A attached hereto. Tenant acknowledges that it has made its own inspection of, and inquiries regarding, the Premises. Therefore, except as expressly set forth in this Lease and for any Improvements to be completed by Landlord pursuant to Exhibit F, Tenant (i) accepts the Premises in their “as-is” condition; (ii) acknowledges that no Landlord Party has made any representation or warranty, express or implied, regarding the condition, suitability or usability of the Premises or the Building for the purposes intended by Tenant; and (iii) acknowledges that Landlord has no obligation to alter, remodel, improve, renovate or decorate the Premises, Building, the Real Property or any part thereof; provided, however, that Landlord covenants that, as of the Commencement Date, (A) the Premises and Building systems serving the Premises (including HVAC, electrical and plumbing) shall be in good working order and repair, ordinary wear and tear excepted, (B) all structural components of the Building, including, but not limited to, the roof, exterior walls, supporting columns and walls and foundation, shall be free from any material defects, and (C) the base, shell and core of the Building shall be in good working order and repair, ordinary wear and tear excepted.
1.2    Common Areas. Subject to the conditions in this Lease (including rules, regulations and restrictions which are, in the reasonable judgment of Landlord, necessary or desirable to ensure the first-class operation, maintenance, reputation or appearance of the Building), Tenant is granted the nonexclusive use of the Common Areas during the Term.
1.3    Landlord’s Reservation of Rights. Landlord specifically reserves to itself the use, control and repair of the structural portions of all perimeter walls of the Premises, any balconies, terraces or roofs adjacent to the Premises (including any flagpoles or other installations on said walls, balconies, terraces or roofs) and any space in and/or adjacent to the Premises used for shafts, stairways, pipes, conduits, ducts, mail chutes, conveyors, pneumatic tubes, electric or other utilities, sinks, fan rooms or other Building facilities, and the use thereof, as well as access thereto through the Premises. Landlord also specifically reserves to itself the right to enter the Premises (i) to perform services required of Landlord, including janitorial service; (ii) to inspect, preserve, protect, repair, alter, improve, update and make additions to the Building, and, as necessary in Landlord’s reasonable judgment or with Tenant’s reasonable consent, to alter, improve, update or make additions to the Premises; (iii) to exhibit the Premises to current or prospective purchasers, mortgagees, tenants (during the last twelve (12) months of the Term only), ground or underlying lessors or insurers; (iv) to post and maintain notices of non-responsibility and similar matters; or (v) as otherwise provided in this Lease. Landlord may make any such entries without the abatement of Rent and may take such reasonable steps as required to accomplish the stated purposes. Except in the event of an emergency or for janitorial services, Landlord shall provide Tenant with not less than twenty-four (24) hours’ prior notice of entry (which may be by email) and shall use commercially reasonable efforts to conduct such entry during Normal Business Hours. Landlord shall use commercially reasonable efforts to (A) minimize interference with Tenant’s business operations, (B) comply with Tenant’s reasonable security procedures (provided Tenant supplies such procedures in writing in advance), and (C) maintain the confidentiality of Tenant’s non-public business information observed in the Premises. To permit the exercise of such rights, Landlord shall at all times have a key with which to unlock all of the doors in the Premises, excluding Tenant's vaults, safes and special secured areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord consistent with these rights shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. Landlord agrees to use commercially reasonable efforts to minimize interference with Tenant's use of and access to the Premises as a result of Landlord's exercise of its entry rights.
1.4    Area. The purpose of the square footage of the Useable Area and Rentable Area is solely to provide a general basis for comparison and pricing of the Premises in relation to other spaces in the market area, and the Rentable Area or Usable Area shall not be adjusted under this Lease regardless of any future measurement of square footage of the Common Areas.
ARTICLE 2.    COMMENCEMENT DATE AND TERM
2.1    Commencement Date and Term. The term of this Lease (“Term”) shall commence on the Commencement Date and shall end at 11:59 p.m. on the Expiration Date.
2.2    Early Access. If Tenant desires access to the Premises prior to the Commencement Date (but only upon the later of the date of Substantial Completion of the Improvements or December 1, 2026) for the purpose of installing furniture, fixtures, telephones and special improvements approved by Landlord and/or to occupy the Premises for the purpose of conducting its business in the Premises, Tenant shall provide Landlord with a reasonably detailed request. Landlord shall use reasonable efforts to keep Tenant reasonably informed of any changes in the timing or extent of such early access. Prior to any such early access, Tenant must (a) provide the certificate(s) evidencing the insurance required under this Lease and (b) pay all funds due upon the execution of this Lease by Tenant. In the course of any access before the Commencement Date, Tenant (A) shall be subject to Landlord's reasonable administrative control and supervision, and (B) shall comply with all of the provisions and covenants contained in this Lease, except that Tenant shall not be obligated to pay Rent until the Commencement Date; provided, that Tenant or Tenant Affiliate continues to pay rent under the existing office lease at 10990 Wilshire Boulevard prior to the Commencement Date. If Tenant’s access to the Premises is solely for the purposes stated herein, then such access shall not serve to accelerate the Commencement Date. Neither Tenant’s failure to exercise its right of early access for any reason nor limitations or restrictions by Landlord on early access for any reason whatsoever shall delay the Commencement Date.
2.3    Delay in Delivery. If Landlord fails to deliver possession of the Premises to Tenant on the Commencement Date for any reason, this Lease shall not be void or voidable and (i) except to the extent of any Tenant Delay, Tenant shall not be obligated to pay Rent until possession of the Premises has been delivered to Tenant by Landlord; (ii) Landlord’s failure to deliver possession of the Premises on the Commencement Date shall not affect Tenant’s obligations under this Lease other than to delay the commencement of Rent; and (iii) Landlord shall not be liable to Tenant for any damage resulting from Landlord’s inability to deliver such possession. If Landlord fails to deliver possession of the Premises within sixty (60) days after the Commencement Date set forth in the BLI (as such date may be extended by Tenant Delay and Force Majeure), then Tenant may terminate this Lease by written notice to Landlord delivered within ten (10) days after such sixty (60) day period; provided that Tenant shall not have such termination right if Tenant is then in default beyond applicable notice and cure periods. If a notice to terminate the Lease is not delivered by Tenant to Landlord within said ten (10) day period, then this Lease shall continue in full force and effect. If Landlord has not delivered possession of the Premises to Tenant within thirty (30) days after receipt of such notice (extended to the extent of any Tenant Delay or Force Majeure), then this Lease shall terminate, without further liability by either party to the other, upon a second (2nd) notice from Tenant given promptly after such failure to cure.
2.4    Extension Options.
2.4.1    Extension Options. Provided that (i) the Extension Notice is timely and duly received by Landlord; (ii) the applicable Extension Option is exercised by the original Tenant signing this Lease or a Tenant Affiliate (as that term is defined in Section 20.4.2 below), (iii) Tenant has not assigned this Lease or sublet more than forty-nine percent (49%) of the Rentable Area of the Premises to any person or entity other than a Tenant Affiliate; (iv) the time period to extend the Extension Option has not expired; and (v) there is no Tenant Default existing at any time between the date of the Extension Notice and the commencement of the Extended Term (or the Second Extended Term, as applicable), then this Lease of the entire Premises shall continue through the end of the

Extended Term (or the Second Extended Term, as applicable). The Extension Notice shall be irrevocable. During the Extended Term (or the Second Extended Term, as applicable), all terms of this Lease shall be unchanged except that (a) the Expiration Date shall be the last day of the Extended Term (or the Second Extended Term, as applicable);
(b) the Fixed Monthly Rent (the “Extended Term Rent”, or the “Second Extended Term Rent”, as applicable) shall be as determined in accordance with Section 2.4.2; (c) the Base Year shall be changed to the calendar year in which the Extended Term (or the Second Extended Term, as applicable) commences; and (d) the Premises shall be accepted in its “as-is” condition.
2.4.2    Determination of Extended Term Rent. The Extended Term Rent (or the Second Extended Term Rent, as applicable) shall be determined as follows:
1.    Landlord and Tenant shall use good faith efforts to agree upon the Extended Term Rent (or the Second Extended Term Rent, as applicable) based on the Fair Market Rent of the Premises as of the commencement of the Extended Term (or the Second Extended Term, as applicable) (i.e., if the Tenant has relocated, expanded or reduced its Premises during the Term, the Fair Market Rent shall be based on the Rentable Area of the new Premises). “Fair Market Rent” means the monthly effective rent (as annually adjusted thereafter) achievable by Landlord, taking into account all relevant factors including all economic benefits and concessions and any and all other monetary or non-monetary consideration that may be given, in the market place to a non-renewal tenant for a similar use of comparable space in comparable Class A office buildings in the geographic submarket of the Premises for a comparable term, except that no consideration shall be given to (i) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Extension Option, and (ii) any period of rental abatement, if any, granted to tenants in connection with the design, permitting and construction of tenant improvements.
2.    If Landlord and Tenant cannot reach agreement on the Extended Term Rent (or the Second Extended Term Rent, as applicable) within forty-five (45) days after Landlord’s receipt of the Extension Notice, each party will submit a notice (the “Arbitration Notice”) to the other setting forth (i) the name of one (1) arbitrator who (a) shall be a real estate broker or MAI appraiser who shall have been active over the ten (10) year period ending on the date of such appointment in the leasing or valuation of commercial office properties in the vicinity of the Building and (b) shall have agreed to comply with the terms of this Section and (ii) the party’s final proposal for the Extended Term Rent (or the Second Extended Term Rent, as applicable) (its “Proposed Rent”). Each party will pay the fees of the arbitrator it names. If either party fails to submit an Arbitration Notice by the deadline, and does not cure such failure on fifteen
(15) days’ notice from the other party, then the Extended Term Rent (or the Second Extended Term Rent, as applicable) shall be the Proposed Rent set forth in the Arbitration Notice that was timely submitted.
3.    The two appointed arbitrators shall appoint a third arbitrator meeting the same criteria set forth above for the qualification of the two appointed arbitrators, with Landlord and Tenant each bearing one half of the costs of the third appraiser’s fee. If the two initial arbitrators fail to agree upon and timely appoint the third arbitrator, then either party may petition the presiding judge of the Superior Court of Los Angeles County to appoint a third arbitrator who meets the criteria in Section 2, or if the third arbitrator refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.
4.    Within thirty (30) days of the appointment of the third arbitrator, each of the three arbitrators shall select one of the two Proposed Rents submitted by the parties as being closest to the Fair Market Rent. The arbitrators shall not have any power to select any rent other than one of the two Proposed Rents submitted. Landlord's or Tenant's submitted Proposed Rent, whichever is selected by a majority of the arbitrators as being closest to Fair Market Rent, shall become the Extended Term Rent (or the Second Extended Term Rent, as applicable) and be binding upon Landlord and Tenant.
5.    Following the determination of Fair Market Rent, Landlord shall provide Tenant with a notice setting forth the terms of the Extended Term (or the Second Extended Term, as applicable), as provided in this Section.
2.5    Right of First Offer.
2.5.1    Right of First Offer.
a)    Provided Tenant is not in material uncured default after the expiration of time and the opportunity to cure as of the date or any time after Tenant tenders to Landlord Tenant’s Expansion Notice; and
b)    At least three (3) years remain before expiration of the Term of this Lease, or Tenant is willing to enter into an extension of the Term for a minimum of three (3) additional years;
then, Landlord grants Tenant an ongoing right of first offer to lease any contiguous space on the eighteenth (18th) floor of the Building (the “Expansion Premises”) that is vacated and thereafter becomes available for rent (or will be vacated and available for rent within 6 months) during the Term of this Lease, including any extension thereof, as follows:
If Landlord has knowledge that any space within the Expansion Premises becomes available for lease (or will be vacated and available for lease within 6 months) at any time during the term, or Extended Term, if any, of this Lease, Landlord shall give written notice thereof (the “Offer Notice”) to Tenant, specifying the terms and conditions upon which Landlord is willing to lease that portion of the Expansion Premises then available (or will be available within 6 months).
2.5.2    Tenant’s Acceptance. Tenant shall have ten (10) business days after receipt of the Offer Notice from Landlord to advise Landlord of Tenant’s election (the “Acceptance”) to lease the Expansion Premises on the same terms and conditions as Landlord has specified in its Offer Notice. Tenant’s right of first offer shall apply only to the entirety of the Expansion Premises offered, and Tenant shall have no right to exercise the right of first offer as to only a portion of the Expansion Premises offered. If the Acceptance is so given, then within thirty (30) days thereafter, Landlord and Tenant shall sign an amendment to this Lease, adding the Expansion Premises to the Premises and incorporating all of the terms and conditions originally contained in Landlord’s Offer Notice; provided that an otherwise valid exercise of Tenant’s Right of First Offer shall be binding upon the parties.
2.5.3    Extinguishment of Rights. If Tenant does not tender the Acceptance of Landlord’s Offer Notice, then Landlord may lease such portion of the Expansion Premises as is then available to any third party it chooses without liability to Tenant on terms and conditions substantially similar to those specified in Landlord’s Offer Notice. If Landlord desires to lease the Expansion Premises to a third party at terms materially more favorable to such third party than those contained in the Offer Notice, Landlord shall first re-offer the Expansion Premises to Tenant upon such materially more favorable terms, and Tenant shall have five (5) business days to consider such offer. As used herein, “materially more favorable” shall mean the net effective rent is at least ten percent (10%) less than that of the net effective rent offered to Tenant in the initial Offer Notice. If Tenant does not tender the Acceptance of such materially more favorable terms and Landlord fails to enter into a lease for such Expansion Premises within six (6) months following Tenant’s rejection, Tenant’s Right of First Offer will once again apply, and Landlord shall re-offer the Expansion Premises to Tenant pursuant to the terms of this Section before leasing such space to a third party.
2.5.4    Reinstatement of Right of First Offer. If Landlord then enters into a lease for all or a portion of the Expansion Premises with a third party tenant, which lease terminates during the Term or Extended Term, if any, of this Lease, after expiration or earlier termination of said third party lease, this right of first offer, as set forth herein, shall re-apply.
2.5.5    No Assignment of Right. This right is personal to the original Tenant signing this Lease or a Tenant Affiliate, and shall be null, void and of no further force or effect as of the date that Tenant assigns this Lease to an unaffiliated entity and/or subleases more than forty-nine percent (49%) of the total Rentable Area of the Premises.
ARTICLE 3.    PAYMENT OF RENT, LATE CHARGES
3.1    Payment of Fixed Monthly Rent and Additional Rent. “Rent” means all payments of monies in any form whatsoever required under the terms and provisions of this Lease, and shall consist of (i) Fixed Monthly Rent plus (ii) “Additional Rent”, which includes any cost, expense, fee, charge, amount or sum (other than Fixed Monthly Rent) payable by Tenant under this Lease.
3.2    Manner of Payment. On or prior to March 1, 2027, Tenant shall pay to Landlord in cash or immediately available funds the Fixed Monthly Rent due for the first full month of the Term. The provisions of Section 3.4 of this Lease relating to Late Charges and interest shall apply to this obligation. Thereafter, Tenant shall pay (i) all Fixed Monthly Rent (and certain recurring Additional Rent as provided in this Lease) in advance on the first day of the relevant calendar month throughout the Term, and (ii) all other Additional Rent within fifteen
(15) days (or other period if specifically stated in this Lease) after receipt of Landlord’s billing. Tenant shall make all payments to Landlord at its Payment Address, in immediately available funds without any abatement, set off or deduction whatsoever, except as expressly provided in this Lease. Tenant shall pay Rent immediately upon the same becoming due and payable, without demand therefor, and shall not be affected by Landlord’s failure to submit statements to Tenant. Landlord may apply any payments received from Tenant to any payment due from Tenant without regard to any designation by Tenant or any prior application of other payments by Landlord.
3.3    Abated Rent; Proration of Rent.
3.3.1    Abated Rent. Provided there has not been any Tenant Default as of the date such Fixed Monthly Rent is otherwise payable, Tenant’s Fixed Monthly Rent shall be abated to the extent and for the months set forth in the BLI (any Fixed Monthly Rent so Abated, the “Abated Rent”). No other amounts due under this Lease shall be affected. In the event of Tenant Default under the terms of the Lease that results in termination of the Lease, then as a part of Landlord’s recovery (but only to the extent Landlord is not otherwise “made whole” for the abated Fixed Monthly Rent hereunder through its recovery of leasehold damages), Landlord shall be entitled to the recovery of the then unamortized remaining balance of the Fixed Monthly Rent that was abated (such amortization being calculated on a straight line basis over the entire Term and such balance being determined as of the date of Tenant’s default).
3.3.2    Abated Rent Conversion. Furthermore and provided there is not any monetary or material non-monetary Tenant Default at the time of Tenant’s notice of election, Tenant shall have the right to accelerate and convert the Abated Rent to additional Tenant improvement allowance (the “Additional Improvement Allowance”) to apply to the Improvements (as hereinafter defined) to be completed by Landlord pursuant to Exhibit F, attached hereto, by providing written notice (the “Abated Rent Conversion Notice”) to Landlord prior to the start of construction of the Improvements. The Abated Rent Conversion Notice shall include the portion of the Abated Rent that Tenant has elected to convert, which shall be referred to herein as the “Additional Improvement Allowance Amount”. If Tenant fails to timely provide the Abated Rent Conversion Notice, Tenant’s right to convert any portion of the Abated Rent into Additional Improvement Allowance shall be null and void. If Tenant exercises its right to convert a portion of the Abated Rent into the Additional Improvement Allowance Amount, Tenant must pay the full amount of Fixed Monthly Rent to Landlord for the applicable month(s) in which the Abated Rent has been converted into the Additional Improvement Allowance and Tenant shall no longer be entitled to the portion of the Abated Rent applicable to the converted month(s). Should Tenant elect to convert only a portion of the Abated Rent into Additional Improvement Allowance, the order of such conversion shall start with the Abated Rent applicable to January 2028, then December 2027, then November 2027, and so on and so forth. By way of example, should Tenant elect to convert $60,000.00 of the Abated Rent into Additional Improvement Allowance, then $44,897.00 shall be deducted from the Abated Rent for January 2028, and the remaining $15,103.00 deducted from the Abated Rent for December 2027, and the Abated Rent for November 2027 and the other months would remain unchanged.

3.3.3    Proration of Rent. If the Commencement Date occurs on a day other than the first day of a calendar month, then provided Tenant has paid a full month’s Fixed Monthly Rent for the first full month of the Term, the Fixed Monthly Rent for the month after the partial first month shall be prorated based on the number of days in the partial month which are included within the Term. If this Lease expires on a day other than the last day of a calendar month, then the Rent for the partial last month shall be prorated based on the number of days in such partial last month which are within the Term.
3.4    Late Charges and Interest. Tenant acknowledges that any late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult and impracticable to fix. Such costs include processing and accounting charges and late charges that may be imposed on Landlord by the terms of any encumbrance and note secured by any encumbrance covering the Building and/or Real Property. Therefore, if any payment due from Tenant hereunder (including the Fixed Monthly Rent and Security Deposit due upon Tenant’s execution and delivery of this Lease) is not received by Landlord within five (5) business days of the date it becomes due, Tenant shall pay to Landlord an additional sum equal to five percent (5%) of the overdue amount as a late charge (“Late Charge”). The parties agree that this Late Charge represents a fair and reasonable settlement against the costs that Landlord will incur by reason of Tenant’s late payment. Acceptance of Late Charges shall not constitute a waiver of Tenant Default with respect to the overdue amount, or prevent Landlord from exercising any of the other rights and remedies available to Landlord. In addition, if any payment due from Tenant hereunder is not received by Landlord within twelve (12) days of the date it becomes due, Tenant shall pay to Landlord, in addition to any Late Charge, interest at the rate of ten percent (10%) per annum from the date that the same originally became due and payable until the date it is paid. In addition to any Late Charges or interest payable by Tenant as set forth above in this Section, Tenant shall pay to Landlord as Additional Rent the amount of $750.00 in each and every instance whereby Landlord prepares and delivers to Tenant a notice to pay rent or quit (or any other legal notice under Article 14) as a result of Tenant Default under Article 14 of this Lease. Tenant acknowledges and agrees that such amount represents a fair and reasonable settlement against the legal and administrative costs that Landlord will incur in the preparation and delivery of such notice. Such amount shall be due and payable upon presentation of the notice to pay rent or quit, or such other legal notice delivered under Article 14.
ARTICLE 4.    CERTAIN ADDITIONAL RENT
4.1    Payment of Tenant’s Share of Additional Operating Expenses. Tenant shall pay to Landlord as Additional Rent, Tenant’s Share of the amount (“Additional Operating Expenses”) by which (i) the “Operating Expenses” (calculated in accordance with Exhibit C) in any calendar year during the Term following the Base Year (each a “Subsequent Year”) exceed (ii) the Operating Expenses for the Base Year.
4.1.1    Payment of Estimates. Prior to the end of any Subsequent Year, Landlord shall notify Tenant of Landlord’s good faith estimate of Operating Expenses and of Tenant’s Share of Additional Operating Expenses for such Subsequent Year, with each succeeding installment of Fixed Monthly Rent due for that Subsequent Year, Tenant shall pay such estimated Tenant’s Share of Additional Operating Expenses divided by twelve (12), with a reconciliation in the first month after delivery of the estimate between such amount with respect to any prior months of that Subsequent Year and any amounts previously paid by Tenant with respect to Tenant’s Share of Additional Operating Expenses for that Subsequent Year. Landlord may issue subsequent notices under this Section if its estimate of Operating Expenses for that Subsequent Year changes materially.
4.1.2    Reconciliation. After the end of each Subsequent Year, Landlord shall notify Tenant of the actual Operating Expenses and Tenant’s Share of actual Additional Operating Expenses for such Subsequent Year promptly after completing that determination. If Tenant’s Share of any actual Additional Operating Expenses is (i) greater than any amounts already paid by Tenant under this Section with respect to that Subsequent Year, then Tenant shall pay Landlord the net amount owed or (ii) less than any amounts actually paid by Tenant under this Section with respect to that Subsequent Year, then Tenant shall receive a credit of the net amount against any outstanding amount due and then against the next accruing Rent, with any net amount owed paid to Tenant within thirty (30) days after the expiration or earlier termination of this Lease.

4.1.3    Tenant’s Audit Right. If Tenant wishes to audit Landlord’s calculation of Tenant’s Share of Additional Operating Expenses under Section 4.1.2, Tenant shall engage a nationally or regionally recognized accounting firm, or any other certified public accountant which is not a tenant of Landlord, (in either case not working on a contingency fee basis) to inspect Landlord’s records with respect to Landlord’s calculation at the offices of Landlord where such records are customarily maintained or at such other location reasonably selected by Landlord. Any such inspection may only be conducted if (i) there is no existing Tenant Default; (ii) Tenant has provided Landlord with notice of its intent to audit Tenant’s Share of Additional Operating Expenses within one hundred twenty (120) days after Tenant received Landlord’s calculation (the “Audit Notice”); (iii) Tenant has paid all amounts billed, including any amounts in potential dispute; (iv) such inspection is conducted at time(s) reasonably designated by Landlord during Landlord’s Normal Business Hours (with such inspection to be completed within ten (10) business days); (v) Tenant and its agents have, in a writing reasonably acceptable to Landlord, agreed in advance of such inspection (a) to follow Landlord’s reasonable rules and procedures regarding inspections of Landlord’s records (including reasonable restrictions on photocopying) and (b) to maintain the confidentiality of the information provided; and (vi) the accounting firm completes the audit in a prompt and timely fashion and provides a copy of its report to Landlord. If, after the report of Tenants’ accounting firm is delivered to Landlord, the parties are unable to agree on Tenant’s Share of any Additional Operating Expenses within ninety
(90) days, the amount of Additional Rent shall be determined by an independent certified public accountant (the “Accountant”) selected by Landlord subject to Tenant’s reasonable approval. Tenant shall advance the fees and costs for the Accountant, but Landlord will reimburse Tenant for such reasonable and necessary fees and costs if the Accountant determines that the actual Operating Expenses (for the Building as a whole) were overstated by more than five percent (5%). Tenant hereby acknowledges that Tenant’s sole right to inspect Landlord’s books and records and to contest the amount of Operating Expenses payable by Tenant shall be as set forth in this Section and Tenant hereby waives any and all other rights pursuant to applicable law to inspect such books and records and/or to contest the amount of Operating Expenses payable by Tenant. If Tenant does not contest Landlord’s calculation of Tenant’s Share of any Additional Operating Expenses in the manner and in accordance with this Section, Landlord’s calculation of Tenant’s Share of any Additional Operating Expenses shall be deemed final and not subject to further dispute.
4.2    Tenant’s Payment of Certain Taxes. Tenant shall pay, prior to delinquency, any and all taxes, surcharges, levies, assessments, fees and charges assessed on, measured by, or reasonably attributable to (i) the cost or value of Tenant’s equipment, furniture, fixtures or other personal property located in the Premises; (ii) Tenant’s possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy of any portion of the Premises or (iii) Tenant’s conduct of business or its gross or net receipts. Tenant shall reimburse Landlord for any and all taxes, surcharges, levies, assessments, fees and charges imposed on Landlord as a result of (a) any of Tenant's trade fixtures, furnishings, equipment and other personal property being assessed and taxed with property of Landlord, (b) the cost or value of any leasehold improvements in the Premises exceeding the cost or value of a Building standard build-out as determined by Landlord; (c) solely because Landlord and Tenant entered into this transaction or executed any document transferring an interest in the Premises to Tenant or (d) any Rent payable hereunder, including any gross receipts tax or excise tax, but not including any income tax (provided that such amounts are not already passed through to Tenant as Additional Operating Expenses). If it becomes unlawful for Tenant to so reimburse Landlord, the Rent payable to Landlord under this Lease shall be revised to net Landlord the same rent after imposition of any such tax as would have been payable to Landlord prior to the imposition of any such tax.
4.3    Direct Charges. Tenant shall pay Landlord for any costs (and not based on Tenant’s Share) which Landlord determines in good faith are properly and directly allocable to Tenant (either alone or in conjunction with another party or parties in which case such charges shall be appropriately prorated as among such other party(ies)) rather than among all tenants of the Building. Direct charges may include reasonable fees for administrative services as determined by Landlord. Insofar as is reasonable, Landlord shall give Tenant prior notice and the opportunity to cure any circumstance that would give rise to such direct billing.

ARTICLE 5.    SECURITY DEPOSIT
5.1    Application of Security Deposit. Upon any Tenant Default, and at the end of the Term, Landlord may elect to apply as much of the Security Deposit as may be necessary (i) to pay any amounts then due from Tenant under any provision of this Lease and (ii) to reimburse all expenses incurred by Landlord in curing any Tenant Default. If the Security Deposit is insufficient to pay such amounts in full, Landlord may elect to apply the entire Security Deposit in partial payment thereof, and exercise its rights and remedies against Tenant under this Lease and applicable law. The Security Deposit shall not in any way limit, in either scope or amount, the liability of Tenant for non-performance of its obligations or for loss or damage for which Tenant is responsible or the indemnity obligations separately owed by Tenant to Landlord under this Lease. Landlord shall have the right to commingle any Security Deposit with its general assets and shall not be obligated to pay Tenant interest thereon.
5.2    Replenishment of Security Deposit. If the Security Deposit held by Landlord is less than the amount required under the BLI (including as a result of any application under Section 5.1), Tenant shall, within ten (10) days after demand therefor, deposit with Landlord additional cash sufficient to make up the difference. Tenant’s failure to deposit any such amount shall constitute a Tenant Default if not cured within two (2) business days of written notice from Landlord of same.
5.3    Return of any Remaining Security Deposit. Within thirty (30) days after the later of (i) the expiration or earlier termination of this Lease and (ii) the vacation of the Premises by Tenant in accordance with ARTICLE 15, Landlord shall return to Tenant, without interest, any cash Security Deposit that remains on deposit with Landlord after any deductions permitted under this Lease or applicable laws.
5.4    Security Deposit Waivers. Tenant hereby waives Section 1950.7 of the California Civil Code, and all other Codes now in effect or which may hereafter be enacted or promulgated, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) purport to limit the type of Claims against which Landlord deduct from the Security Deposit, it being agreed that Landlord may deduct any amounts due under this Lease. Landlord acknowledges that the Security Deposit shall be handled and returned in accordance with applicable law and the terms of this Lease.
ARTICLE 6.    TENANT COVENANTS
6.1    Use. The Premises shall only be used for the Specified Use and for no other purposes without Landlord’s prior written consent, which may take into account matters such as impacts on the Building, its services and costs of operation and other tenants. Unless specifically included in the definition of the Specified Use, it shall be reasonable for Landlord to refuse to allow Tenant to use the Premises for (i) offices of governmental agency or instrumentality thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof;
(iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; (vi) boiler-room or call center sales type operations; (vii) communications firms such as radio and/or television stations; (viii) an executive suites type subleasing business or operation; (ix) other businesses or uses which are not consistent with those generally found in the Building or other Class A office buildings in the vicinity of the Building; and (x) any use (other than general office use) which requires Landlord to make any change or improvement to the Building in order to comply with any Code.
6.2    No Interference. The Tenant Parties shall not do or permit anything to be done in or about the Premises, the Building, the Real Property or the vicinity thereof, and/or create a condition or permit a condition to exist, including but not limited to, any Tenant Party’s presence in the Premises and/or the Building and/or the nature of its business, operations or affiliations that results in, or causes or entices third parties to act or protest in a way which in any way could reasonably be considered a concern for the safety and/or a threat to human health of the other tenants or occupants in the Building, the Real Property or the vicinity thereof and/or obstruct or interfere with the rights of, or injure or annoy, other tenants or occupants of the Building, the Real Property or the vicinity thereof, or cause, commit, maintain, permit or by the nature of a Tenant Party’s business, allow the continuance of any nuisance or waste in, on or about the Premises, the Building, the Real Property and the vicinity thereof. Tenant shall not use or allow the Premises or any portion of the Real Property to be used for (i) any pornographic or violent purposes; (ii) any purpose that violates any recorded covenants, conditions, and restrictions now or hereafter affecting the Real Property; or (iii) in any manner that, in Landlord’s reasonable judgment, would adversely affect or interfere with the proper and economical rendition of any services Landlord is required to furnish to Tenant or to any other tenant or occupant of the Building, generate excessive foot traffic to the Premises, Building or in the vicinity of the Real Property or place a disproportionate burden on the Building systems.
6.3    Compliance with Laws. Tenant shall at all times (i) remain in full compliance with all applicable Codes and any permits and licenses issued to it by any governmental authority governing its use and occupancy of the Premises; (ii) not use, permit to be used, or permit anything to be done in or about, all or any portion of the Premises which violates any Codes in any way; (iii) comply with any reasonable operations or maintenance programs for the Building; and (iv) promptly remedy any violation of the foregoing. Tenant shall not permit, allow or suffer any Tenant Party to bring any marijuana, cannabis, cannabis derivatives or cannabis containing substances onto the Premises, even if legal under state law. Except to the extent compliance with applicable laws is the responsibility of Tenant under this Lease, Landlord shall comply with all laws relating to the base building and the Common Areas.
6.4    Hazardous Substances. Except for such limited quantities of office materials and supplies as are customarily used in Tenant’s normal business operations and which are obtained, used and disposed of in accordance with applicable Codes, Tenant shall not engage or permit at any time, any operations or activities upon, or any use or occupancy of the Premises, or any portion thereof, for the purpose of or in any way involving the handling, manufacturing, treatment, storage, use, transportation, spillage, leakage, dumping, discharge or disposal (whether legal or illegal, accidental or intentional) of any hazardous substances, materials or wastes, or any wastes regulated under any Code.
6.5    Tenant’s Maintenance and Repair Obligations. Tenant shall (i) maintain in good order and repair the Premises, including (a) floor coverings, (b) interior partitions, (c) doors, (d) the interior side of demising walls,
(e) Tenant Changes, (f) any restrooms exclusively serving the Premises, supplemental air conditioning units, kitchens, garbage disposal(s), Instant-Heat or other hot water producing equipment, dishwashers, water dispensers or ice-makers, refrigeration devices, plumbing fixtures, and similar facilities in the Premises, whether such items are installed by Tenant or are currently existing, and (g) electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant; and (ii) keep clean any portion of the Premises which Landlord is not obligated to clean, specifically including the cleaning of any dishes and the disposal of food to prevent any unsanitary conditions. Tenant will obtain the reasonable consent of Landlord before engaging any outside person to perform janitorial or repair services within the Premises. Any repairs within the Premises (other than Cosmetic Alterations) shall be subject to the requirements for a Tenant Change. Tenant shall not perform any repairs or maintenance outside of the Premises or affecting the Building systems, but shall instead request that Landlord perform (at Tenant’s cost) any repairs or maintenance which are the responsibility of Tenant.
6.6    Signage. Tenant shall not install, inscribe, paint or affix any Signage in the Premises that is visible from the exterior of the Premises, the Common Areas or the Building except for Permitted Signage, as described in, and subject to the terms of, Exhibit G and any other applicable provisions of this Lease.
6.7    Rules and Regulations. Tenant shall observe and comply with (i) the Building Rules and Regulations set forth in Exhibit D and (ii) except to the extent they conflict with the express provisions of this Lease, any other and further reasonable and non-discriminatory rules and regulations as Landlord may communicate to Tenant in writing which are, in the reasonable judgment of Landlord, necessary or desirable to ensure the first-class operation, maintenance, reputation or appearance of the Building. Although Landlord will make good faith efforts to seek compliance by the other occupants of the Building with the rules and regulations adopted by Landlord, Landlord shall not be responsible to Tenant for the failure of any other tenants or occupants of the Building to comply with any rules or regulations.
6.8    Cooperation by Tenant. Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems, including any that may be appropriate to comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions. Tenant shall promptly give notice to Landlord if Tenant becomes aware of any alleged damage to, or defective condition in, any part or appurtenance of the Building's sanitary, electrical, HVAC or other systems serving, located in, or passing through, the Premises.
ARTICLE 7. UTILITIES AND SERVICES
7.1    Access to the Building. Tenant will have access to the Building and Premises and nonexclusive, non-attended automatic passenger elevator service twenty-four (24) hours per day, seven (7) days per week, although on Holidays, the Building management office will be closed and Tenant may not have access to Landlord or the Landlord Parties.
7.2    Janitorial Services. Except on Holidays, Landlord shall furnish the Premises with reasonable janitorial services on business days, and may do so through one or more janitorial companies it selects in its sole discretion.
7.3    Security Services. Tenant acknowledges that Landlord may now or in the future contract with a third party to provide guard service at the Building solely for the purposes of providing surveillance of, and information and directional assistance to, persons in the Building. Landlord may, in its sole discretion, elect to add, decrease, revise the hours of and/or change the level of services being provided by any guard company serving the Building. Tenant acknowledges that such guard service shall not provide any measure of security or safety to the Building or the Premises, and that Tenant shall take such actions as it may deem necessary and reasonable to ensure the safety and security of any Tenant Party’s property or person, provided that Tenant shall obtain Landlord’s written consent in its sole discretion before engaging any company to provide guard or security for the Premises. Landlord shall not be liable to any Tenant Party in any manner whatsoever arising out of the failure of Landlord or its guard service to secure any person or property from harm except to the extent directly caused by the gross negligence or willful misconduct of Landlord. To the extent the usual and customary security is not sufficient and Landlord elects in its sole and absolute discretion to implement and supplement the existing building security based on Tenant’s operations and/or use of the Premises, including but not limited to, Tenant’s use of the Premises in violation of Section 6.2, Tenant shall be solely responsible for the increased expense. Tenant shall reimburse Landlord for all costs incurred upon demand and such costs shall not be considered security costs to be passed through as used in Exhibit C, paragraph 1.
7.4    Utilities. Landlord shall furnish the Premises with a sufficient amount of electric current to provide customary business lighting and to operate ordinary office business machines, such as a single personal computer and ancillary printer per two hundred and fifty (250) square feet of Usable Area in the Premises, facsimile machines, small copiers customarily used for general office purposes, and such other equipment and office machines as do not result in above-standard use of the existing electrical system. Except with the prior consent of Landlord, Tenant shall not install or use in the Premises, any equipment, apparatus or device (i) that requires the installation of a 208 voltage circuit, (ii) that consumes more than five (5) kilowatts per item, or (iii) the aggregate use of which will in any way increase the connected load to more than 5 watts per usable square foot or cause the aggregate amount of electricity to be furnished or supplied for use in the Premises to more than 1.2 kWh per usable square foot per month. Except with the prior consent of Landlord, Tenant shall not connect any electrical equipment to the electrical system of the Building, except through electrical outlets already existing in the Premises, nor shall Tenant pierce, revise, delete or add to the electrical, plumbing, mechanical or HVAC systems in the Premises. Landlord shall furnish Tenant with a reasonable level of water for any kitchen and toilet facilities in the Premises and Common Area bathrooms. Landlord shall retain the sole discretion to choose any reasonably cost competitive utility vendor(s) to supply such services to the Premises and the Building.
7.5    HVAC. During Normal Business Hours, Landlord shall furnish a reasonable level of HVAC to the Premises. If Tenant requires HVAC service in other amounts or outside of Normal Business Hours (“Excess HVAC”), Tenant shall provide notice to Landlord in accordance with the Building’s then standard timing and process as provided to Tenant in writing (including by email) and as may be modified from time to time upon reasonable prior notice to Tenant. Tenant shall pay for any Excess HVAC ordered at the rate and for the minimum period then in effect at the Building ($110.00 per hour as of the date of this Lease), as modified from time to time in Landlord’s reasonable discretion. Tenant shall also pay any costs incurred by Landlord to remedy any failure of the HVAC equipment and systems to efficiently perform their function (including the costs of increased operation and wear and tear on existing equipment and of installing, operating and maintaining supplementary air conditioning units or other facilities in the Premises) which are caused by (i) any change in, or alterations to, the arrangement of partitioning in the Premises after the Commencement Date; (ii) occupancy by more than one person for every two hundred fifty (250) square feet of Usable Area of the Premises; or (iii) Tenant’s failure to keep any HVAC vent within the Premises free of obstruction. If Tenant timely requests and pays for Excess HVAC in accordance with Landlord’s published procedures and Landlord fails to provide such Excess HVAC (other than due to Force Majeure or Tenant’s acts/omissions), then Tenant shall receive a credit equal to the amount paid for the period of non-provision.
7.6    Excess Utility Use. If at any time during the Term, Landlord reasonably believes that Tenant is using electricity, water, gas or any other utilities in excess of the amounts required to be furnished by Landlord under Section 7.4 of this Lease (“Excess Utility Use”), then Landlord may, at Tenant’s cost, install meters, sub-meters and/or other mechanical or electronic measuring devices in order to determine Tenant’s actual use. Tenant shall pay Landlord its costs and expenses caused by such Excess Utility Use (including costs involved with keeping account of the Excess Utility Use).
7.7    Abatement Event. Tenant shall give Landlord prompt notice of any event (an “Abatement Event”) where (i) Tenant is prevented from using and does not use, any portion of the Premises (an “Unusable Area”) as a result of Landlord’s failure to provide the level of services or utilities as required by this Lease; (ii) the restoration of such services or utilities is within Landlord’s reasonable control; (iii) such failure is not required by any governmental inspection or requirement; and (iv) such failure is not attributable to, or caused by, the acts of any Tenant Party. If an Abatement Event continues for six (6) consecutive business days after Landlord’s receipt of any such notice, (the “Eligibility Period”), then after the expiration of the Eligibility Period, during such time that Tenant continues to be so prevented from using, and does not use, that portion of the Premises (a) the Fixed Monthly Rent shall be Proportionally Adjusted, and (b) Tenant’s Share shall be adjusted by a fraction equal to (A) the Usable Area of the Premises then available for use by Tenant divided by (B) the usable area of the Building. Such right to abatement shall be Tenant’s sole and exclusive remedy for any Claims arising from any failure or delay in furnishing any services or utilities as required by this Lease, and Tenant (1) shall not be entitled to claim any constructive eviction or disturbance of Tenant’s use and possession based on any such Claims and (2) Landlord shall not be liable to any Tenant Party for any damages (including interference with Tenant’s business or any loss of profits), by abatement of Rent or otherwise (except as expressly provided in this Section), based on any such Claims.
ARTICLE 8. PARKING
8.1    Permit Parking. During the Term, Tenant shall have the right, but not the obligation, to purchase up to the number of permits listed in the BLI as Optional Parking Permits. Each parking permit allows one (1) Tenant Party to park in the Building parking facility, at the posted monthly parking rates and charges as set from time to time by Landlord in its sole discretion plus applicable taxes. Payments shall be made in advance at the beginning of each month to Landlord or such other entity as Landlord may designate; no refunds or deductions shall be made for any periods that any parking permit is not used. Tenant may increase or decrease the number of Optional Parking Permits leased (up to thirty-one (31) of such permits) with at least thirty (30) days’ prior written notice to Landlord. Further, Landlord may permit Tenant to purchase additional parking permits on a month-to-month basis if Landlord determines, in its sole discretion, that additional parking permits are available. Landlord may, in its sole discretion, designate the location of each parking space. Notwithstanding the foregoing, upon the commencement of Tenant’s business operations at the Premises prior to the Commencement Date, Tenant shall have the right, but not the obligation, to obtain up to the number of permits listed in the BLI as Optional Parking Permits at no charge to Tenant; provided, that Tenant or Tenant Affiliate continues to pay the parking charges under the existing office lease at 10990 Wilshire Boulevard prior to the Commencement Date.

8.2    Guest Parking. Guests and invitees of Tenant shall have the right to use, in common with guests and invitees of other tenants of the Building, the transient parking facilities of the Building at the then-posted parking rates and charges. Such rate(s) or charges may be changed by Landlord from time to time in Landlord’s sole discretion, and shall include any and all fees or taxes relating to parking assessed to Landlord for such parking facilities.
8.3    Parking Limitations. Landlord shall have no obligation to monitor the use of the parking facilities, nor shall Landlord be responsible for any loss or damage to any vehicle or other property or for any injury to, or death of, any person. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the parking facilities at any time and Tenant acknowledges and agrees that Landlord may from time to time, without incurring any liability to Tenant and without any abatement of Rent under this Lease, close-off or restrict access to the parking facilities for purposes of permitting or facilitating any such construction, alteration or improvements. If Landlord grants to any other person the exclusive right to use any particular parking space(s), the Tenant shall not permit any Tenant Party to use such space(s).
8.4    Parking Rules; Transportation Management. Tenant shall be responsible for ensuring that all Tenant Parties comply with all reasonable and non-discriminatory parking rules and regulations adopted by Landlord, as the same may be changed by Landlord from time to time. Tenant shall comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building which are intended to comply with any applicable law regulation or permit. In connection therewith, Tenant shall be responsible for the transportation planning and management for all of Tenant’s employees at the Premises, including working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities reasonably designated by Landlord. Such programs may include (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) requirements for increased vehicle occupancy; (iii) implementing an in-house ride-sharing program and/or appointing an employee transportation coordinator; (iv) working with any Building (or area-wide) ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to ridesharing; and (vi) utilizing flexible work shifts for employees.
8.5    Revocation of Parking Permits; Towing. If either the Tenant Parties fail to comply with Landlord’s parking rules and regulations, then in addition to such other remedies and request for injunctive relief it may have, Landlord may remove or tow away the vehicle involved and store the same, all costs of which shall be borne exclusively by Tenant and/or terminate any parking permits issued to Tenant under this Lease, even if Tenant is current in the payment of parking charges.
ARTICLE 9.    TENANT CHANGES
9.1    Tenant Changes. Tenant shall not permit any Tenant Party to make any alteration, change, addition, demolition, improvement, repair or replacement in, on, upon, to or about the Premises, the Common Areas or any other portion of the Building (each a “Tenant Change”) without the prior written consent of Landlord (except for Cosmetic Alterations within the Premises). Tenant shall request Landlord’s consent to any Tenant Change not less than thirty (30) days prior to commencing any Tenant Change. Landlord shall not unreasonably withhold, delay or condition its consent to any Tenant Changes; provided Tenant agrees that, in addition to such other reasonable grounds as Landlord may assert for withholding its consent, it shall be reasonable under this Lease and any applicable law for Landlord to withhold its consent to any proposed Tenant Change where Landlord in good faith believes that the proposed Tenant Change may (a) adversely affect the structural portions or the systems or equipment of the Building or the temperature otherwise maintained by the air conditioning system and/or exceed the capacity of existing Building systems and equipment allocated to the Premises, (b) be visible from the exterior of the Building, (c) unreasonably interfere with any other occupant's normal and customary office operations, and/or (d) affect the certificate of occupancy or other permit issued for the Building. Tenant shall be responsible for ensuring that any approved Tenant Change is completed in accordance with General Rules for Construction attached as Exhibit E. Tenant and its Contractor shall enter into appropriate agreements in connection with any approved Tenant Change in substantially the form attached to Exhibit E. If Landlord approves any Tenant Change impacting the Building systems, Building structure or involving the Common Areas or any portion of the Building other than the Premises, then Landlord may require that such change shall only be made by Landlord at the expense of Tenant.
ARTICLE 10.    MAINTENANCE, REPAIRS, CASUALTY, RENOVATION AND ALTERATION
10.1    Landlord’s Obligation to Repair and Maintain. During the Term, as part of Operating Expenses, Landlord shall repair and maintain in good order, condition and repair the Building, other than the Premises, (including foundations, exterior walls, bearing walls, support beams, columns, shafts, elevator cabs and fire stairwells, the exterior windows of the Building, the roof of the Building and the Common Areas) in a manner generally consistent with the maintenance and repair standards of comparable office buildings. Tenant hereby waives all right to make repairs at Landlord’s expense under the provisions of Section 1932(1), 1941 and 1942 of the Civil Code of California. Except as expressly set forth in this Lease, Landlord shall not be obligated to perform any repairs, maintenance or renovations, but may do so in its sole discretion.
10.2    Casualty; Landlord’s Option to Terminate. After a Casualty, Landlord may elect to terminate this Lease in lieu of rebuilding or restoring the Premises and/or the Building if (i) repairs to the Premises cannot reasonably be completed without the payment of overtime or other premiums within one hundred and eighty (180) days after the date of the Casualty; (ii) the required repairs cannot reasonably be made pursuant to the Code, or the Building cannot be restored except in a substantially different structural or architectural form than existed before the Casualty; (iii) the holder of any mortgage on the Building or ground or underlying lessor with respect to the Real Property and/or the Building shall require that all or a majority of the insurance proceeds be used to retire the mortgage debt, so that the balance of insurance proceeds remaining available to Landlord for completion of repairs is insufficient to repair said damage or destruction; (iv) the holder of any mortgage on the Building or ground or underlying lessor with respect to the Real Property and/or the Building terminates the mortgage, ground or underlying lease, as the case may be; (v) provided Landlord has complied with its obligations under this Lease with respect to obtaining insurance, the damage is not fully covered, excluding deductibles, by Landlord’s insurance policies; or (vi) provided that Landlord elects to terminate all other leases for offices of a similar size in the Building, more than thirty-three and one-third percent (33 1/3%) of the Building is damaged or destroyed, whether or not the Premises is affected. Promptly after electing to terminate this Lease, Landlord shall notify Tenant of the effective date for the termination of this Lease. In setting the termination date, Landlord shall provide Tenant with a minimum period of sixty (60) days within which to fully vacate the Premises.
10.3    Conduct of Work. Landlord shall (i) give prior notice (except in the case of emergencies or when performing services required of Landlord) to Tenant of any repairs, maintenance or renovations (“Work”) which Landlord expects will significantly affect the Premises and (ii) use its commercially reasonable efforts not to unreasonably interfere with Tenant’s use of the Premises while completing any Work. In connection with any Work, Landlord shall have the right to take reasonable actions including erecting scaffolding or other necessary structures, limiting or eliminating access (including elevators and parking facilities) and entering and working in the Premises. Provided that (a) the Work involved was not required as a result of the negligence and/or willful misconduct of any Tenant Party and (b) no Tenant Default has occurred and is continuing under this Lease, Landlord shall be responsible for all costs associated with any removal, moving and/or storage of Tenant’s furniture, office equipment and files displaced by any Work, as well as the cost to substantially restore any and all areas in the Premises damaged by any Work (provided that if the Work involved was required as a result of the negligence of any Tenant Party, Landlord’s responsibility shall be limited to the extent of insurance proceeds received for such cost). Tenant shall reasonably cooperate with Landlord in connection with any Work.
10.4    Tenant Remedies.
10.4.1    Provided that (i) the Work involved was not required as a result of, or the Casualty caused by, the gross negligence and/or willful misconduct of any Tenant Party; (ii) Landlord has not terminated this Lease as provided in Section 10.2; and (iii) no Tenant Default then exists, during any period that any Work or any Casualty prevents Tenant from (and Tenant does not) conduct normal business operations in the Premises as a result of its failure to have reasonable access or use of the Premises and the parking facilities:

1.    If requested by Tenant, subject to availability, Landlord shall use commercially reasonable efforts to make other space in the Building available to Tenant which is reasonably suitable for the temporary conduct of Tenant’s business. If such temporary space is smaller than the portion of the Rentable Area of the Premises not being used, (a) the Fixed Monthly Rent shall be adjusted by a fraction equal to (A) the aggregate rentable area of the temporary space and any portion of the Premises then available for use by Tenant divided by (B) the Rentable Area of the Premises, and (b) Tenant’s Share shall be adjusted by a fraction equal to (A) the aggregate usable area in the temporary space and any portion of the Premises then available for use by Tenant divided by
(B) the usable area of the Building.
2.    If Landlord is unable to provide such temporary space if requested, then the Fixed Monthly Rent shall be Proportionally Adjusted and Tenant’s Share shall be adjusted by a fraction equal to (i) the Usable Area within the Premises then available for use by Tenant divided by (ii) the usable area of the Building.
3.    If Landlord expects that the period to complete any Work required for Tenant to be able to conduct normal business operations in the Premises (the “Repair Period”) will exceed five (5) business days, Landlord shall notify Tenant of the estimated Repair Period (the “Repair Period Notice”). If Landlord expects the Repair Period to exceed one hundred and eighty (180) days (reduced to sixty (60) days if the Casualty to the Premises occurs during the last twelve (12) months of the Term) after the commencement of the repairs, then Tenant may elect to terminate this Lease by providing notice (“Termination Notice”) to Landlord within thirty (30) days after the date of the Repair Period Notice. Subject to extension in the event of Force Majeure, if Landlord has not completed the repairs within thirty (30) days after the expiration of the Repair Period, then Tenant may elect to terminate this Lease by giving Landlord a second Termination Notice within forty-five (45) days after expiration of the Repair Period. Tenant’s failure to provide Landlord with a Termination Notice within the specified time periods shall be deemed conclusive evidence that Tenant has waived its option to terminate this Lease.
10.4.2    Exclusive Remedies; Express Agreement. The remedies under this Section shall be Tenant’s sole and exclusive remedies for any Claims arising out of this ARTICLE 10 or any Work done or not done, and Tenant (i) shall not be entitled to claim any constructive eviction or disturbance of Tenant’s use and possession based on any such Claims and (ii) Landlord shall not be liable to any Tenant Party for any damages (including any consequential damages, such as interference with Tenant’s business or any loss of profits), by abatement of Rent (except as expressly provided in this Section) or otherwise, based on any such Claims. Tenant acknowledges and agrees that: (a) the Premises are part of an office building owned, operated, managed and leased by Landlord and occupied by numerous tenants; (b) Landlord and such tenants are engaged from time to time in a variety of construction projects inside individual premises as well as in Common Areas as part of the normal course of business in the Building; (c) Landlord’s construction activities may include, without limitation, retrofitting the exterior of the Building, such as reskinning for energy-saving purposes or, seismic retrofitting; and (d) such construction activities may cause, among other things, noise, vibration, dust, odors, increased foot traffic in the Building and in elevators and corridors, and increased motor vehicle traffic in parking facilities. This Lease shall not be affected, nor shall any liability be imposed on any Landlord Party, by reason of (A) any diminution or shutting off of light, air or view by any structure which is now or may hereafter be erected on the Building, the Real Property or on lands adjacent to the Building, (B) noise, dust or vibration or other ordinary incidents to construction of improvements on the Building, the Real Property or on lands adjacent to the Building, whether or not by Landlord or (C) obstruction or the view or light from any windows of the Premises by reason of any repairs, improvements, maintenance or cleaning in or about the Building. The provisions of this Lease constitute an express agreement between Landlord and Tenant that applies in the event of any Casualty to the Premises, Building or Real Property. Tenant waives the provisions of any statute or regulations, including California Civil Code Sections 1932(2) and 1933(4), and any other law or statute which now or in the future purports to govern the rights or obligations of Landlord and Tenant concerning a Casualty in the absence of express agreement.

ARTICLE 11.    INSURANCE
11.1    Landlord Obligations: During the Term, Landlord shall secure and maintain through individual or blanket policies, the following insurance:
1.    Fire insurance and extended coverage, with deductibles and the form and endorsements as selected by Landlord, on the Building, the parking facilities, the Common Area improvements and any and all improvements installed in, on or upon the Premises and affixed thereto (but excluding Tenant’s fixtures, furnishings, equipment, personal property or other elements of Tenant’s property); and
2.    Such other insurance (including liability insurance, equipment breakdown, business interruption, earthquake and/or flood insurance) as Landlord reasonably elects to obtain or any lender requires, but consistent with the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.
Notwithstanding any contribution by Tenant to the cost of insurance premiums, Tenant acknowledges that Tenant has no right to receive any proceeds from any insurance policies carried by Landlord.
11.2    Tenant Obligations.
11.2.1    Required Policies. Throughout the Term, Tenant shall secure and maintain the following minimum types and amounts of insurance, in form and from companies acceptable to Landlord, insuring the Tenant Parties:
1.    Workers’ Compensation Insurance, which shall be not less than the amount and scope required by statute or other governing law;
2.    Employer’s Liability Insurance in amounts equal to the greater of (1) the insurance currently maintained by Tenant, or (2) the following: Bodily Injury by accident - $1,000,000 each accident; Bodily Injury by disease - $1,000,000 policy limit; and Bodily Injury by disease - $1,000,000 each employee;
3.    Commercial General Liability Insurance on an occurrence basis, with bodily injury and property damage coverage in an amount equal to a combined single limit of not less than $2,000,000 per occurrence (and $2,000,000 aggregate per location if Tenant has multiple locations) and Umbrella Liability Insurance coverage of not less than $5,000,000; and such insurance shall include the following coverage: (A) Premises and Operations coverage under all coverage parts, if applicable; (B) Products and Completed Operations coverage; (C) Water Damage and Fire Legal Liability; (D) Coverage for liability assumed under this Lease without any limitation endorsements; (E) Personal Injury coverage;
4.    Automobile Liability Coverage in the amount of $1,000,000 per accident, insuring Tenant against liability for claims arising out of ownership, maintenance, or use of any owned, hired, borrowed or non-owned automobiles, as applicable;
5.    Special form property insurance, including coverage for flood and earthquake, insuring fixtures, glass, equipment, merchandise, inventory and other elements of Tenant’s property in and all other contents of the Premises. Such insurance shall be in an amount equal to one hundred percent (100%) of the replacement value thereof (and Tenant shall re-determine the same as frequently as necessary in order to comply herewith). The proceeds of such insurance, so long as this Lease remains in effect, shall be used to repair and/or replace the items so insured;
6.    A commercially reasonable policy of business interruption insurance with respect to the operation of Tenant’s business covering a period of not less than twelve (12) months; and
7.    Any other forms of insurance Landlord may reasonably require from time to time, in form and amounts and for insurance risks against which a prudent tenant of comparable size in a comparable business would protect itself.
11.2.2    Policy Terms. All insurance policies maintained by Tenant shall (i) be issued by insurance companies authorized to do business in the state in which the leased premises are located, and with companies rated, at a minimum “A- VII” by A.M. Best; (ii) provide for a deductible only so long as Tenant shall remain liable for payment of any such deductible in the event of any loss; (iii) contain appropriate cross-liability endorsements denying Tenant’s insurers the right of subrogation against Landlord as to risks covered by such insurance, without prejudice to any waiver of indemnity provisions applicable to Tenant and any limitation of liability provisions applicable to Landlord hereunder, of which provisions Tenant shall notify all insurance carriers; (iv) contain provisions for at least ten (10) days advance notice to Landlord of cancellation due to non-payment and thirty (30) days advance notice to Landlord of material modification or cancellation for any reason other than non-payment;
(v) stipulate that coverage afforded under such policies are primary insurance as respects Landlord and that any other insurance maintained by Landlord are excess and non-contributing with the insurance required hereunder; and (vi) not contain any endorsement limiting or excluding a required coverage. Landlord shall be named as an additional insured on the Tenant’s policies of General Liability and Umbrella Liability insurance and as a loss payee on the Tenant’s policies of All Risk insurance as their interest may appear. Tenant may satisfy its insurance obligations hereunder by policies of so-called blanket insurance carried by Tenant so long as they comply with the provisions hereof in all respects. Any claim for loss under Tenant’s insurance policies shall be payable notwithstanding any act, omission, negligence, representation, misrepresentation or other conduct or misconduct of Tenant which might otherwise cause cancellation, forfeiture or reduction of such insurance.
11.2.3    No Limitation of Liability. The insurance requirements in Section 11.2 shall not in any way limit, in either scope or amount, the liability of Tenant for non-performance of its obligations or for loss or damage for which Tenant is responsible or the indemnity obligations separately owed by Tenant to Landlord under this Lease. If Tenant carries insurance coverage of one or more of the types required with limits higher than the limits required in the Lease, the full amount of the insurance coverage actually carried by Tenant will be available to respond to a covered loss or occurrence, and the coverage afforded to Landlord as loss payee, named insured, or additional insured, as the case may be, under this policy or these policies will not be limited by the minimum coverage limits specified in this Lease but will be deemed increased to the amounts actually carried by Tenant. Notwithstanding the foregoing, nothing herein shall be deemed to require Tenant to provide Landlord coverage in excess of the types and limits expressly required under this Lease.
11.3    Mutual Waiver of Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against the other party except in the case of that other party’s gross negligence or willful misconduct. Each party agrees to give promptly to its respective insurance company which has issued policies of insurance covering any risk of direct physical loss, notice of the terms of the mutual waivers contained in this Section, and to have such insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waivers.
11.4    Failure to Secure Insurance. Not later than ten (10) days before Tenant is given access to the Premises, Tenant shall deliver to Landlord written evidence of insurance coverage required herein. No less than (i) ten (10) business days after written demand at any time during the Term and (ii) without demand fifteen (15) days prior to the expiration of any required coverage, Tenant shall deliver to Landlord written evidence of the maintenance, renewal or replacement of such coverage. If Tenant fails to provide verification reasonably acceptable to Landlord that Tenant has secured and maintained the insurance coverage required hereunder, then such failure shall be considered a Tenant Default, and without further notice or demand Landlord shall have the option, but not the obligation, to obtain such insurance on behalf of or as the agent of Tenant and in Tenant’s name and Tenant shall pay Landlord for the premiums associated with such insurance policy or policies as well as such other reasonable costs and fees arising out of such Tenant Default. Landlord’s failure at any time to object to Tenant’s failure to provide the specified insurance or written evidence thereof (either as to the type or amount of such insurance) shall not be deemed as a waiver of Tenant’s obligations under this Section.
11.5    Increased Risk. Tenant shall not (i) violate any condition imposed by standard fire insurance policies as are normally issued for office buildings in Los Angeles County or (ii) permit anything to be done or kept in the Premises which would either increase the risk ratings or premium calculation factors on the Building or property therein (collectively an “Increased Risk”), or result in insurance companies of good standing refusing to insure the Building or any property appurtenant thereto in such amounts and against such risks as Landlord may reasonably determine from time to time are appropriate. Notwithstanding the above, if additional insurance is available to cover such Increased Risk, a Tenant Default shall not occur if Tenant (a) authorizes Landlord in writing to obtain such additional insurance; and (b) prepays the annual cost thereof to Landlord for such additional coverage, as well as the additional costs, if any, of any increase in Landlord’s other insurance premiums resulting from the existence or continuance of such Increased Risk.
ARTICLE 12. INDEMNIFICATION AND LIMITATION ON LIABILITY
12.1    Tenant’s Indemnification. Except to the extent Landlord’s remedies are expressly limited in this Lease, notwithstanding any general allocation of costs in this Lease, Tenant shall indemnify and hold Landlord and the Landlord Parties harmless from and against all Claims (whether arising in or affecting the Premises, the Common Areas or otherwise) arising from (i) the negligence or willful misconduct of any Tenant Party; (ii) any breach by Tenant of its obligations under this Lease; (iii) the installation, placement, removal or financing of any Tenant Change or any of Tenant’s fixtures and/or equipment; (iv) any leaks or other water migration from any plumbing fixtures (including any dishwashers, water dispensers or ice-makers and refrigeration devices) located in the Premises; or (v) or the conduct of Tenant’s business or any other activity, work or thing done, permitted or suffered by any Tenant Party. Except to the extent of the gross negligence or willful misconduct of any Tenant Party, Tenant’s indemnification under this Section shall not extend to damage (a) due to the gross negligence or willful misconduct of Landlord or any Landlord Party or (b) actually covered by Landlord’s property insurance or which would have been covered by the property insurance required to be carried by Landlord under this Lease.
12.2    Landlord’s Indemnification. Except to the extent Tenant’s remedies are expressly limited in this Lease or for items covered by Tenant’s indemnity under Section 12.1, notwithstanding any general allocation of costs in this Lease, Landlord shall indemnify, and hold the Tenant Parties harmless from and against, any and all Claims (whether arising in or affecting the Premises, the Common Areas or otherwise) arising from (i) the gross negligence or willful misconduct of any Landlord Party or (ii) any breach by Landlord of any of its obligations under this Lease. Except to the extent of the gross negligence or willful misconduct of any Landlord Party, Landlord’s indemnification shall not extend to any loss or damage to the extent actually covered by Tenant’s property insurance or which would have been covered by the property insurance required to be carried by Tenant under this Lease. Landlord’s indemnification under this Section shall not extend to damage to the extent caused by the gross negligence or willful misconduct of Tenant or any Tenant Party.
12.3    Assumption of Risk. Except to the extent of the express indemnity in Section 12.2 (i.e., for Claims arising due to the gross negligence or willful misconduct of Landlord or any Landlord Parties), Landlord and the Landlord Parties shall not be liable or responsible in any way for, and Tenant hereby waives all Claims against Landlord and the Landlord Parties with respect to or arising out of, any injury or damage of any kind or from any cause whatsoever, including (i) any damage to property of Tenant, or of others, located in, on or about the Premises;
(ii) the loss of or damage to any property of Tenant or of others by theft or otherwise; (iii) any injury or damage to persons or property resulting from fire, explosion, falling ceiling tiles masonry, steam, gas, electricity, water, rain or leaks from any part of the Premises or from the pipes, appliance of plumbing works or from the roof, street or subsurface or from any other places or by dampness or by any other cause of whatsoever nature; (iv) any injury or damage to persons or property caused by other tenants or persons in the Premises, occupants of any other portions of the Real Property, or the public, or caused by operations in construction of any private, public or quasi-public work; or (v) except as set forth in Section 7.7, any interruption of utilities or services Landlord is required to provide under this Lease. All property of Tenant and the Tenant Parties kept or stored on the Premises, whether leased or owned by any such parties, shall be so kept or stored at the sole risk of Tenant and Tenant shall indemnify and hold Landlord harmless from any Claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carriers. Notwithstanding anything in this Lease and/or any applicable law to the contrary, (a) the liability of Landlord and the Landlord Parties, and any recourse by Tenant against Landlord or any Landlord Party, shall be limited solely and exclusively to Tenant’s actual direct damages, and not to any consequential damages (including such matters as loss of profits, loss of business opportunity, loss of goodwill or loss of use, in each case however occurring), regardless of whether Landlord is aware of the likelihood of such damages; (b) the remedies of Tenant and all persons claiming by, through or under it will be limited to, and recoverable only from, the interest of

Landlord in the Building (including any rents and proceeds therefrom) and Landlord and the Landlord Parties shall not have any personal liability and (c) Landlord and the Landlord Parties shall not be liable for interference with light or other intangible rights; provided that nothing herein shall limit Tenant’s right to seek injunctive or other equitable relief. The parties expressly acknowledge and agree that the Rent was set in reliance upon the allocation and limitations of liability specified herein, which allocate the risk between Landlord and Tenant and form a basis of the bargain between the parties, and that the allocation and limitations of damages set forth above are fundamental elements of the basis of that bargain.
ARTICLE 13. LANDLORD DEFAULT
13.1    Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord’s failure to perform; provided that if a non-monetary default cannot reasonably be cured within such thirty (30) day period, Landlord shall not be deemed in default if it commences cure within such period and thereafter diligently prosecutes such cure to completion. If the Landlord default is not cured within such period, Tenant may commence an action against Landlord to enforce any remedy available to Tenant under this Lease, but shall not be entitled to make any repairs or perform any actions hereunder at Landlord’s expense or to any set-off of the Rent or other amounts owing hereunder.
ARTICLE 14. TENANT DEFAULT
14.1    Tenant Default. A “Tenant Default” under this Lease by Tenant shall be deemed to have occurred if any of the following shall occur (the notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law). Any notice of default shall describe the default in reasonable detail:
14.1.1    Non-Payment of Rent. Any Rent has not been paid to Landlord within five (5) business days after written notice from Landlord that such amount is due and payable; or
14.1.2    Abandonment. Tenant abandons the Premises pursuant to applicable law; or
14.1.3    Specified Use, No Interference and Compliance with Laws. Tenant fails to keep, observe or perform any covenant or agreement set forth in Sections 6.1, 6.2 or 6.3 and such failure continues and is not cured by Tenant before the expiration of Landlord’s 3- Day Notice to Cure or Quit; or
14.1.4    Other Defaults. Tenant fails to keep, observe or perform any other covenant or agreement (including any rules and regulations established by Landlord) in this Lease and such failure continues and is not cured by Tenant within thirty (30) days after notice from Landlord; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default within sixty (60) days after said written notice from Landlord; or
14.1.5    Commencement. Tenant fails, within fifteen (15) days after Landlord tenders the Premises to Tenant in accordance with this Lease, to acknowledge and accept the Commencement Date as having occurred as of the tender and pays Rent based on such Commencement Date; or
14.1.6    Voluntary Proceedings. Tenant or any guarantor (i) applies for or consents to the appointment of, or the taking of possession by a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property; (ii) admits in writing its inability, or is generally unable, to pay its debts as such debts become due;
(iii) makes a general assignment for the benefit of its creditors; (iv) commences a voluntary case under federal bankruptcy laws (as now or hereafter in effect); (v) files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts; (vi) fails to controvert in a timely or appropriate manner, or acquiesces in writing to, any petition filed against it in an involuntary case under such bankruptcy laws; or (vii) takes any action for the purpose of effecting any of the foregoing; or

14.1.7    Involuntary Proceedings. A proceeding or case is commenced, without the application or consent of the party involved, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of debts, of Tenant or any guarantor; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of Tenant or of all or a substantial part of its assets; or (iii) similar relief with respect of Tenant or any guarantor under any law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) days, or an order for relief against Tenant or any guarantor shall be entered in an involuntary case under such bankruptcy laws.
14.2    Option to Cure Tenant Default. Landlord may elect to cure all or any part of any Tenant Default at the expense of Tenant (i) immediately and without notice (a) in good faith response to any emergency; or (b) if such Tenant Default unreasonably interferes with the use by any other tenant of the Building, with the efficient operation of the Building, or will result in a violation of law or in a cancellation of any insurance policy maintained by Landlord, or (ii) after the expiration of a 3- day notice of intent to cure provided by Landlord in accordance with applicable law in the case of any other Tenant Default. Tenant shall pay Landlord the amount of any expense reasonably and actually incurred by Landlord in curing the Tenant Default, plus an administrative charge of five percent (5%).
14.3    Remedies upon Tenant Default. Upon the occurrence of any Tenant Default (after expiration of applicable notice and cure periods), Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option in its sole discretion to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever:
14.3.1    Landlord’s Option to Continue this Lease. Landlord may elect to exercise the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Tenant Default, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
14.3.2    Landlord’s Option to Consent to Sublease. If Landlord consents thereto, Tenant may sublet the Premises or any part thereof (which consent Landlord agrees will not be unreasonably withheld), subject to Tenant’s compliance with the requirements of Article 20. So long as Landlord is exercising this remedy it will not terminate Tenant’s right to possession of the Premises, but it may engage in the acts permitted by Section 1951.4(c) of the California Civil Code.
14.3.3    Landlord’s Option to Relet the Premises. If Tenant abandons the Premises in breach of this Lease, Landlord may elect to relet the Premises or any part thereof on such terms and conditions and at such rentals as Landlord in its sole discretion may deem advisable, with the right to make alterations and repairs in and to the Premises necessary to reletting. If Landlord so elects to relet, then gross rentals received by Landlord from the reletting shall be applied:
1.    first, to the payment of the reasonable expenses incurred or paid by Landlord in re-entering and securing possession of the Premises and in the reletting thereof (including altering and preparing the Premises for new tenants and brokers' commissions);
2.    second, to the payment of the Rent payable by Tenant hereunder; and
3.    third, the remainder, if any, to be retained by Landlord and applied to the payment of future Rent as the same become due.
Should the gross rentals received by Landlord from the reletting be insufficient to pay in full the sums stated in clauses 1 and 2, Tenant shall, upon demand, pay the deficiency to Landlord.

14.3.4    Landlord’s Option of Re-Entry. Landlord may elect to re-enter the Premises and to remove all persons and all unclaimed property therefrom, either by summary dispossession proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess and enjoy the Premises.
14.3.5    Landlord’s Option to Terminate Lease. In the event of a Tenant Default, Landlord may elect to provide to Tenant a notice of termination and/or a notice to quit, notice to cure or quit or a notice to pay rent or quit, and if Tenant fails to cure the Tenant Default specified therein within three (3) days from the date the notice was delivered, then this Lease shall terminate (whether or not the Commencement Date has already occurred) (a “Default Termination”) on the last of such three (3) days in which event Tenant shall immediately deliver the Premises to Landlord. In the event of a Default Termination and Tenant does not deliver possession, then Landlord may proceed with (a) an unlawful detainer complaint for eviction and/or (b) a complaint for unpaid rent and recover from Tenant the total of:
1.    the worth at the time of award (including interest at the rate of ten percent (10%) per annum (but in no event in excess of the maximum rate permitted by law)) of the unpaid Rent earned to the date of such Default Termination; and
2.    the worth at the time of award (including interest at the rate of ten percent (10%) per annum (but in no event in excess of the maximum rate permitted by law)) of the amount by which the unpaid Rent which would have been earned after the date of such Default Termination until the time of award exceeds the amount of any rental loss that Tenant proves could have been reasonably avoided by Landlord; and
3.    the worth at the time of award of the amount by which the unpaid Rent which would have been earned for the balance of the Term after the time of award (discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%)) exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided. Additional Rent includes Tenant’s Share of any increase in Operating Expenses (including real estate taxes) for the balance of the Term, with Additional Rent for the calendar year of the Tenant Default and for each future calendar year in the Term assumed to be equal to the Additional Rent for the calendar year prior to the year in which Tenant Default occurs, compounded at a rate equal to the mean average rate of inflation for the preceding five calendar years as determined by the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index (All Urban Consumers, all items, 1982-84 equals 100) for the metropolitan area or region of which Los Angeles, California is a part. If such index is discontinued or revised, the average rate of inflation shall be determined by reference to the index designated as the successor or substitute index by the government of the United States; and
4.    the unamortized portions as of the Default Termination of any lease commissions, rent concessions and expenditures or improvement allowances actually paid or funded by Landlord under this Lease for improvements or renovations, based on the portion of the Term remaining; and
5.    any other amount reasonably necessary to compensate Landlord for all of the detriment proximately caused by Tenant’s failure to observe or perform any of its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom, including the payment of the reasonable expenses incurred or paid by Landlord in re-entering and securing possession of the Premises and in the reletting thereof (including altering and preparing the Premises for new tenants and brokers' commission); and
6.    at Landlord’s sole election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable California law, subject to Landlord’s duty to mitigate to the extent required by law.
14.4    Certain Waivers. After Landlord has obtained possession of the Premises pursuant to any lawful order of possession granted in a valid court of law, Tenant thereafter waives and surrenders for Tenant, and for all claiming under Tenant, all rights and privileges now or hereafter existing to redeem the Premises (whether by order or judgment of any court or by any legal process or writ); to assert Tenant’s continued right to occupancy of the Premises; or to have a continuance of this Lease for the Term hereof. Tenant also waives the provisions of any law relating to notice and/or delay in levy of execution in case of an eviction or dispossession for nonpayment of Rent, and of any successor or other law of like import. Any waiver by Tenant of statutory rights relating to eviction, redemption, reinstatement, notice or delay shall apply only to the extent (if any) such waiver is enforceable under applicable law.
14.5    No Implied Termination. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord, shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express notice of such intention is given by Landlord to Tenant. The delivery of keys to the Premises to Landlord or its agent shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease. Any waiver by Tenant of statutory rights to redeem or reinstate shall apply only to the extent (if any) such waiver is enforceable under applicable law. The words “re-enter”, “re-entry” and “re-entering” as used herein are not restricted to their technical legal meanings. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all Subleases affecting the Premises or terminate any or all such sublessees.
ARTICLE 15. CONDITION UPON VACATING AND REMOVAL OF PROPERTY
15.1    Condition upon Vacating. No later than the Expiration Date or earlier termination of this Lease, Tenant shall, except for any Accepted Changes, (i) remove all personal property, furniture, free-standing cabinet work and movable partitions installed by or for Tenant; (ii) remove all data, telecom and other cabling and security systems or devices installed by or for Tenant (including any of the same installed above the ceiling plenum); (iii) remove all fixtures, equipment, improvements, Tenant Changes and installations attached or built into the Premises during the Term; (iv) repair any damage caused by such removal; and (v) terminate Tenant’s occupancy of, quit and surrender to Landlord, the Premises free of debris and trash and in the same condition as received except for Accepted Changes. “Accepted Changes” means (a) any such items covered under clauses (ii) or (iii) that Landlord has specified (at the time consent is provided for such Accepted Change) should remain in place (which items shall remain part of the Premises and be the property of Landlord), (b) ordinary wear and tear, and (c) any damage covered by Landlord’s insurance if not caused by the gross negligence or willful misconduct of any Tenant Party.
ARTICLE 16. HOLDING OVER
16.1    Holding Over. If, without the express consent of Landlord in its sole discretion, Tenant fails to deliver possession of the Premises in the condition required under ARTICLE 15 upon the expiration or earlier termination of this Lease, Tenant shall be deemed to be holding over in a tenancy at sufferance on the same terms and conditions as are contained herein, except that the Fixed Monthly Rent payable by Tenant during such period of holding over (the “Holdover Rent”) shall automatically increase to an amount equal to one hundred fifty percent (150%) of the Fixed Monthly Rent payable by Tenant for the calendar month immediately prior to the date when Tenant commences such holding over. During any period of holding over, Tenant shall be obligated to pay Holdover Rent on a daily basis, pro-rated for each day of Tenant’s holding over. Tenant’s payment of such Holdover Rent, and Landlord’s acceptance thereof, shall not constitute a waiver by Landlord of any of Landlord’s rights or remedies with respect to such holding over, nor shall it be deemed to be a consent by Landlord to Tenant’s continued occupancy or possession of the Premises past the time period covered by Tenant’s payment of the Holdover Rent. Furthermore, if without the express consent of Landlord in its sole discretion Tenant fails to deliver possession of the Premises to Landlord upon the expiration or earlier termination of this Lease, and Landlord has previously notified Tenant in writing that Landlord requires possession of the Premises for a succeeding tenant, then, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall indemnify and hold Landlord harmless from and against all Claims resulting from such failure, including any Claims by any succeeding tenant and any lost profits to Landlord resulting therefrom. Nothing contained in this ARTICLE 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this ARTICLE 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.
ARTICLE 17. CONDEMNATION
17.1    Termination of Lease. If any portion of the Premises, the Building or any adjacent property or street is condemned or taken for governmental occupancy (a “Condemnation”), this Lease may be terminated effective as of the earlier of the vesting of title in such Condemnation or taking or the date of taking of possession by the condemning authority (i) by either Landlord or Tenant if the Condemnation is expected to last more than sixty (60) days of the Term and involves at least twenty-five percent (25%) of the Premises or any portion of the Building which prevents Tenant from obtaining reasonable access to the Building or the Premises; (ii) by either Landlord or Tenant if the Condemnation is expected to last sixty (60) days or less of the Term and occurs during the final twelve
(12) months of the Term; and (iii) by Landlord if either (a) the Condemnation involves any portion of the Building or any adjacent property or street (even if not affecting the Premises) which Landlord reasonably expects could have a material adverse effect on Landlord’s ability to profitably operate the Building or (b) the proceeds of the Condemnation constitute less than ninety percent (90%) of Landlord’s estimate of the cost of rebuilding or restoring the Building. The provisions of this Section represent the exclusive rights of the parties to terminate the lease as a result of a Condemnation, and the parties specifically waive the any rights otherwise available under to Section 1265.130 of the California Code of Civil Procedure.
17.2    Lease Not Terminated. If a Condemnation occurs and this Lease is not terminated, (i) Landlord shall with reasonable diligence, to the extent of the proceeds of the Condemnation payable to Landlord, restore the remaining portion of the Building as nearly as practicable to its condition prior to such Condemnation; and (ii) the Premises shall be reduced to the extent of any portion of the Premises taken in the Condemnation and (a) the Fixed Monthly Rent shall be Proportionally Adjusted, and (b) Tenant’s Share shall be adjusted by a fraction equal to (A) the Usable Area within the Premises remaining after the Condemnation divided by (B) the usable area of the Building.
17.3    Award. In lieu of any Claim against Landlord with regard to any Condemnation, which Tenant specifically waives, Tenant shall be entitled to join in any action claiming compensation for the Condemnation, with Landlord receiving that portion of any awards based on the value of its interests, including the Building, the Premises, any leasehold improvements made or reimbursed by Landlord and any bonus value of this Lease, and Tenant receiving only that portion of any awards based on the value (assuming payment of the full Rent) of the estate vested by this Lease in Tenant, including Tenant’s proximate damages to Tenant’s business and reasonable relocation expenses.
ARTICLE 18. MORTGAGE SUBORDINATION; ATTORNMENT AND MODIFICATION OF LEASE
18.1    Subordination. This Lease, the Term and estate hereby granted, are and shall be subject and subordinate to the lien of each mortgage which may now or at any time hereafter affect Landlord’s interest in the Real Property, Building, Common Areas or portions thereof and/or the land thereunder (an “Underlying Mortgage”), regardless of the interest rate, the terms of repayment, the use of the proceeds or any other provision of any such mortgage. Tenant shall from time to time execute and deliver such instruments as Landlord or the holder of any such mortgage may reasonably request to confirm the subordination provided in this Section; provided, that Landlord shall, at Tenant’s cost, use commercially reasonable efforts to obtain from any current mortgagee a commercially reasonable subordination, non-disturbance, and attornment agreement (the "Non-disturbance Agreement") in favor of Tenant within sixty (60) days after request by Tenant. Further, Landlord shall, at Tenant’s cost, use commercially reasonable efforts to cause any future mortgagee or ground/underlying lessor to deliver to Tenant a commercially reasonable Non-disturbance Agreement in favor of Tenant.
18.2    Attornment. Tenant confirms that if by reason of a default under an Underlying Mortgage the interest of Landlord in the Premises is terminated, provided Tenant is granted in writing continued quiet enjoyment of the

Premises pursuant to the terms and provisions of this Lease, Tenant shall attorn to the holder of the reversionary interest in the Premises and shall recognize such holder as Tenant’s landlord under this Lease, but in no event shall such holder be bound by any payment of Rent paid more than one month in advance of the date due under this Lease. Tenant shall, within fifteen (15) days after request therefor, execute and deliver, at any time and from time to time, upon the request of Landlord or of the holder of an Underlying Mortgage any instrument which may be necessary or appropriate to evidence such attornment. If Tenant fails to so execute and deliver any such instrument, then such failure shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in any such document are true and correct, without exception.
18.3    Modification of Lease; Notice of Default. If any current or prospective mortgagee or ground lessor for the Building requires a modification of this Lease, which modification will not cause an increased cost to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, Tenant agrees that this Lease may be so modified. Tenant agrees to execute and deliver to Landlord within fifteen (15) days following the request therefor whatever documents are required to effectuate said modification. Should Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Term, Tenant agrees to execute and deliver to Landlord such short form of Lease within fifteen (15) days following the request therefor. Further, Tenant shall give notice of any default by Landlord under this Lease to any mortgagee and ground lessor of the Building and shall afford such mortgagee and ground lessor a reasonable opportunity to cure such default prior to exercising any remedy under this Lease.
ARTICLE 19. ESTOPPEL CERTIFICATES
19.1    Estoppel Certificates. Tenant shall, within fifteen (15) days after receipt of Landlord’s written request therefor, execute, acknowledge and deliver to Landlord an estoppel certificate (“Estoppel Certificate”), stating (i) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification); (ii) the date, if any, to which Rent has been paid; (iii) that no notice has been received by Tenant of any default which has not been cured, except as to defaults specified in the certificate; (iv) that Landlord is not in default under this Lease or, if so, specifying such default; (v) such other factual matters as may be reasonably requested by Landlord; and (vi) confirming that such Estoppel Certificate may be conclusively relied upon by any prospective purchaser, mortgagee or beneficiary under any deed of trust covering the Building or any part thereof and their respective assignees and successors. Tenant’s failure to deliver the Estoppel Certificate within five (5) days following receipt of the Landlord’s second (2nd) written request therefor shall entitle Landlord and any party relying on such certificate to conclusively presume that the facts contained in such certificate are true and correct.
ARTICLE 20. ASSIGNMENT AND SUBLETTING
20.1    Landlord’s Consent Required for Transfers, including Assignment or Sublease. Tenant shall not Transfer any rights under this Lease without Landlord’s consent, to the extent required, as provided in this ARTICLE 20. If Tenant wishes to Transfer any rights under this Lease, in no event shall Tenant’s monetary obligations to Landlord, as set forth in this Lease, be reduced as a result of any Transfer. Any Transfer without Landlord’s prior written consent shall be voidable, and, in Landlord’s sole election, shall constitute a Tenant Default.
20.2    Tenant’s Request to Transfer. If Tenant wishes to Transfer this Lease, then at least thirty (30) days prior to the date when Tenant desires the Transfer to be effective, Tenant shall give notice to Landlord setting forth
(i) the name, address, and business of the proposed Transferee; (ii) business and personal credit applications completed on Landlord’s standard application forms; (iii) information (including references and such financial documentation as Landlord shall reasonably prescribe) concerning the character and financial condition of the proposed Transferee; (iv) the proposed effective date of the Transfer, which shall not be less than thirty (30) days and no more than one hundred eighty (180) days after the date of delivery of the notice; (v) all the material terms and conditions of the proposed Transfer; and (vi) in the case of a Sublease, a detailed description of the space proposed to be sublet, together with any rights of the proposed Transferee to use Tenant’s improvements and/or ancillary services within the Premises. Tenant shall attach an executed copy of all documentation effectuating the proposed Transfer, including all operative documents to evidence such Transfer and all agreements incidental or related to such Transfer. Further, the terms of the proposed Transfer shall provide that such proposed Transferee shall not be permitted to further assign or sublease its interest in the Premises and/or Lease without Landlord’s consent.
20.3    Landlord’s Consent. Landlord shall have thirty (30) days after receipt of both Tenant’s notice of Transfer and any financial information reasonably requested by Landlord to advise Tenant whether Landlord consents or not to such proposed Transfer (Landlord’s lack of response will be deemed a withholding of consent).
20.4    Landlord’s Grounds for Denial of Transfer; Tenant Affiliates.
20.4.1    Grounds for Denial of Transfer. Landlord will not unreasonably withhold, condition and/or delay its consent to any Transfer. Tenant agrees that, in addition to such other reasonable grounds as Landlord may assert for withholding its consent, it shall be reasonable under this Lease and any applicable law for Landlord to withhold its consent to any proposed Transfer, where Landlord in good faith believes that any one or more of the following conditions exists:
1.    The Transferee is of a character or reputation which is not consistent with those businesses customarily found in a class A office building;
2.    The Transferee intends to use the Premises for a purpose other than the Specified Use, provided that Tenant may request a change in the Specified Use to accommodate a Transferee subject to the consent of Landlord (which consent may be withheld on any reasonable grounds, including those provided in Section 6.1);
3.    The Transfer will result in more than a reasonable and safe number of occupants within the Premises;
4.    The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved or has demonstrated a prior history of credit instability or unworthiness;
5.    The Transfer will cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give another occupant of the Building a right to cancel its lease;
6.    The Transferee will hold any right of renewal, right of expansion, right of first offer or other similar right held by Tenant; or
7.    Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with the proposed Transferee, is a tenant in the Building at the time Tenant requests approval of the proposed Transfer, or is engaged in on-going negotiations with Landlord to lease space in the Building at any time during the three months prior to the time Tenant requests approval of the proposed Transfer (provided in each case above, Landlord has suitable space available for such proposed Transferee.
20.4.2    Tenant Affiliates. “Tenant Affiliate” means (i) a parent or subsidiary of Tenant, (ii) any person or entity which controls, is controlled by or under common control with Tenant, (iii) any entity which purchases all or substantially all of the assets or stock of Tenant, (iv) any entity into which Tenant is merged or consolidated, or
(v) any entity which results from the merger or consolidation of entities which control, are controlled by or under common control with Tenant. Landlord’s consent will be deemed given in the case of any Transfer to a Tenant Affiliate, provided that:
1.    Any such Tenant Affiliate was not formed or used as a subterfuge to avoid the obligations of this ARTICLE 20;

2.    The Transfer will comply with the requirements of Section 20.6;
3.    The Transfer shall be subject and subordinate to all of the terms and provisions of this Lease; and
4.    Prior to the effective date of the Transfer, Tenant shall have provided Landlord with documentation, reasonably satisfactory to Landlord, demonstrating that Tenant and the Tenant Affiliate have an aggregate tangible net worth, computed in accordance with generally accepted accounting principles (but excluding goodwill as an asset), sufficient to meet the obligations of Tenant under this Lease.
20.4.3    Limited Remedies. If Landlord delays, withholds or conditions its consent and Tenant believes that Landlord did so contrary to the terms of this Lease, Tenant’s sole and exclusive remedy will be an action for declaratory relief to determine if Landlord properly withheld or conditioned its consent, and Tenant hereby waives all other Claims or remedies, including those set forth in California Civil Code Section 1995.310.
20.5    Effect of Consent. If Landlord provides (or is deemed to provide) its consent, Tenant shall be free within one hundred eighty (180) days after Landlord's consent to complete the Transfer to the Transferee, subject to the following conditions:
20.5.1    The Transfer shall be on the same terms as were set forth in the notice given to Landlord;
20.5.2    The Transfer shall be documented in a written form reasonably acceptable to Landlord, which form shall specifically include the Transferee’s acknowledgement and acceptance of the obligations and restrictions contained in this Lease, in so far as applicable;
20.5.3    The Transfer shall not be valid, nor shall the Transferee take possession any portion of the Premises, until an executed duplicate original of such Transfer documentation has been delivered to Landlord;
20.5.4    The Transferee shall have no further right to assign this Lease and/or Sublease the Premises without Landlord’s prior written consent; and
20.5.5    Tenant and any guarantor shall have confirmed in writing, in form reasonably satisfactory to Landlord, that each remains fully liable for all obligations to be performed by Tenant under this Lease.
20.5.6    Except in the case of a Transfer to a Tenant Affiliate, Landlord shall receive as Additional Rent hereunder (and without affecting or reducing any other obligation of Tenant under this Lease) fifty percent (50%) of Tenant’s Net Rental Profit derived from such Transfer. “Net Rental Profit” means (without duplication) (i) all consideration of any kind payable to Tenant (or directly to Landlord) by or on behalf of a Transferee, whether denominated as rent, key money, bonus money or otherwise, in connection with such Transfer, plus (ii) any payment in excess of fair market value for services rendered by Tenant to the Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the Transferee in connection with such Transfer, less (iii) reasonable expenses incurred by Tenant in connection with such Transfer for (a) advertising costs, (b) any improvement allowance or other economic concessions (e.g., space planning allowance, moving expenses, lease takeover payments), (c) any brokerage commissions, and (d) attorneys’ fees and less (iv) any Rent payable by Tenant under this Lease during the term of the Transfer (adjusted on a per rentable square foot basis if less than all of the Premises was Transferred). If part of the Net Rental Profit is paid other than in cash, then Landlord’s share of such non-cash consideration shall be paid in a form which is reasonably satisfactory to Landlord. Tenant shall pay Net Rental Profits and shall provide an accounting to Landlord of the calculation of Net Rental Profit within thirty (30) days of Landlord’s written demand. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Net Rental Profit respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if the Net Rental Profit was understated by more than three percent (3%), Tenant shall pay Landlord's costs of such audit.

20.6    Tenant’s Continued Obligations. Any consent by Landlord to a Transfer shall not release Tenant or any guarantor from any of Tenant’s obligations hereunder or be deemed to be a consent by Landlord to any subsequent Transfer, and Tenant shall remain liable to pay the Rent and/or perform all other obligations to be performed by Tenant hereunder. Landlord’s acceptance of Rent from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease. Landlord’s consent to one Transfer shall not be deemed consent to any subsequent Transfer. Landlord may consent to subsequent Transfers, amendments or modifications with any Transferee or successor, without notifying or obtain any consent from Tenant, provided that Tenant shall not be responsible to the extent such subsequent Transfers, amendments or modifications either increases Tenant’s liability or expands Tenant’s duties or obligations hereunder. If any Transferee defaults in the performance of any of the provisions of this Lease, whether or not Landlord has collected Rent directly from said Transferee, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee.
20.7    Tenant to Pay Landlord’s Costs. If the consent of Landlord is required for any Transfer or other modification to this Lease, Tenant shall, concurrent with its request for such consent, pay to Landlord the non-refundable sum of $1,500.00 as reasonable consideration for Landlord’s considering and processing the request.
ARTICLE 21.    INTENTIONALLY DELETED
ARTICLE 22.    MISCELLANEOUS
22.1    Entire Agreement. This Lease, including the exhibits and guaranty of lease, if any, annexed hereto, contain the entire agreement and understanding relating to the lease of the Premises and the obligations of Landlord and Tenant in connection therewith. All prior understandings and agreements between Landlord and Tenant relating to the lease of the Premises are merged into this Lease. The exhibits (including the related agreements as signed) annexed to this Lease are hereby incorporated herein and made a part hereof.
22.2    No Waiver or Modification. The failure or delay of Landlord or Tenant to insist in any instance upon the strict keeping, observance or performance of any covenant or agreement contained in this Lease or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant or agreement, but the same shall continue and remain in full force and effect. No waiver or modification by either Landlord or Tenant of any covenant or agreement contained in this Lease shall be deemed to have been made unless the same is in writing executed by the party whose rights are being waived or modified. No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder unless specified in writing by Landlord. The receipt and retention of Rent by Landlord, or the payment of Rent by Tenant, shall not be deemed a waiver of any breach of any covenant or agreement contained in this Lease by either Landlord or Tenant regardless of knowledge of such breach.
22.3    Governing Law; Rules of Construction; Consents and Approvals. This Lease shall be governed by and construed in accordance with the laws of the State of California. The captions in this Lease are for convenience only and shall not in any way limit or be deemed to construe or interpret the terms and provisions hereof. Words used in the masculine gender include the feminine and neuter. If Landlord or Tenant includes more than one person or entity, the obligations hereunder imposed upon that party shall be joint and several. Any act to be performed by Tenant under this Lease shall be performed at its expense except to the extent expressly otherwise provided in this Lease, and any Tenant Default shall be deemed material. The term “including” means “including but not limited to” unless obvious or immediately followed by the word solely. All consents and approvals referred to in this Lease must be in writing and given prior to the act requiring such consent or approval. Whenever this document refers to “reasonable” consent or approval, it means that the party whose approval involved shall reasonably exercise its discretion deciding whether to withhold, delay or condition such consent or approval. In certain cases, certain grounds for the approval may be specifically enumerated as reasonable, but the enumeration of such grounds is not intended to limit other ground that may be reasonable. Unless otherwise specified, Landlord may give or withhold any consent or approval or make any decision in its sole discretion. Whenever this document refers to approvals in a party’s “sole discretion”, it means that the party may withhold, delay or condition its approval in its sole and absolute discretion, without any requirement or test for reasonableness.

22.4    Time of the Essence. Time is of the essence of this Lease and of all provisions hereof, except in respect to the delivery of possession of the Premises at the Commencement Date.
22.5    Notices. Any notice, consent, approval, agreement, certification, request, bill, demand, statement, acceptance or other communication hereunder (a “notice”) shall be in writing and shall be considered duly given or furnished when (i) delivered personally or by messenger or overnight delivery service; (ii) three (3) days after being mailed by certified mail; or (iii) upon confirmation of good transmission if sent either (a) via facsimile machine to such phone number as shall have been provided in writing by the recipient party or (b) via email to such email address as shall have been provided in writing by the recipient party; provided that any notice of default, termination, or other notice under ARTICLE 14 shall be effective only upon actual receipt (or refusal of delivery) by Tenant, as evidenced by (1) written acknowledgement of receipt, (2) courier/overnight delivery tracking showing delivery, or (3) certified mail return receipt showing delivery. A party may change its address for notices, billing or payment at any time by notice to the other party. If Tenant fails to provide a valid address other than the Premises upon which service to Tenant can be perfected, then Tenant hereby appoints as its agent to receive the service of all dispossessory or distraint proceedings and notices thereunder the person in charge of or occupying the Premises at the time, and if no person shall be in charge of or occupy the same, then such service may be made by attaching the same to the main entrance of the Premises. Any notice provided by Landlord under ARTICLE 14 of this Lease shall be deemed served on the date of mailing by Landlord. Service of any dispossessory/unlawful detainer or similar legal process shall be made only in the manner required by applicable law, and nothing herein shall be deemed to authorize service by posting except to the extent permitted by applicable law after reasonable attempts at personal and/or substituted service.
22.6    Force Majeure. For the purposes of this Lease, “Force Majeure” means any or all prevention, delays or stoppages and/or the inability to obtain services, labor, materials or reasonable substitutes therefor, when such prevention, delay, stoppage or failure is due to strikes, lockouts, labor disputes, terrorist acts, acts of God, governmental actions, inactions or delays, civil commotion, wildfire, fire or other Casualty, and/or other causes beyond the reasonable control of the party obligated to perform, except that (i) Force Majeure may not be raised as a defense for Tenant’s non-performance of any obligations imposed by this Lease with regard to the payment of Rent to be paid by Tenant under this Lease, (ii) Force Majeure shall not include any prevention, delay, stoppage or other reason for non-performing party’s failure to perform its Lease obligations that was foreseeable at the time Landlord and Tenant executed this Lease, and (iii) Force Majeure shall not apply if the non-performing party would not have been able to perform its obligations imposed by this Lease due to a cause other than Force Majeure. Upon the occurrence of a Force Majeure event, the non-performing party shall notify the other party in writing within five
(5) business days after a Force Majeure event has occurred (the “Force Majeure Notice”). The Force Majeure Notice shall include, with reasonable particularity, (a) the specific event giving rise to Force Majeure, (b) the anticipated effect of the Force Majeure event on the non-performing party’s performance, (c) evidence of the non-performing party’s reasonable efforts to perform the obligations set forth in this Lease, despite Force Majeure, and
(d) the expected duration of the party’s non-performance due to Force Majeure. In addition to the Force Majeure Notice, the non-performing party shall furnish the other party with periodic reports of the progress of the Force Majeure event. The non-performing party shall use commercially reasonable efforts to (1) resume performance as soon as reasonably practicable, and (2) mitigate any damages caused by the Force Majeure event. Force Majeure shall excuse the performance of such party for a period equal to any such prevention, delay, stoppage or inability to perform. Therefore, if this Lease specifies a time period for performance of an obligation by either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.
22.7    Brokers. Landlord agrees to pay all commissions due to the brokers set forth in the BLI as a result of Tenant’s execution of this Lease. Each party warrants that it has not engaged any other broker or agent in connection with this Lease or its negotiations and agrees to indemnify and hold the other party harmless from and against any Claim that alleges a breach of such warranty.
22.8    Submission of Lease. Whether or not rental deposits have been received by Landlord from Tenant, and whether or not Landlord has delivered to Tenant an unexecuted draft version of this Lease for Tenant’s review and/or signature, no contractual or other rights shall exist between Landlord and Tenant with respect to the Premises or any other offices or space situated in the Building, nor shall this Lease be valid and/or in effect until this Lease has been fully executed and a duplicate original of said fully-executed Lease has been delivered to both Landlord and Tenant.
22.9    Severability; Independent Covenants. If any covenant or agreement of this Lease or the application thereof to any person or circumstance shall be held to be invalid or unenforceable, then and in each such event the remainder of this Lease or the application of such covenant or agreement to any other person or any other circumstance shall not be thereby affected, and each covenant and agreement hereof shall remain valid and enforceable to the fullest extent permitted by law. Except where the covenants contained in one Article of this Lease are clearly affected by or contingent upon fulfillment by either party of another Article or Section of this Lease, this Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent. Tenant hereby expressly waives the benefit of any statute to the contrary.
22.10    Successors and Assigns. Except as expressly provided in this Lease, the covenants and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant, their respective successors and assigns and all persons claiming by, through or under them. Upon any transfer of the Building by Landlord to a transferee that assumes the obligations of Landlord under this Lease in writing, the transferring Landlord shall be released from any liability for performance or breaches of this Lease following the transfer, all of which shall be the responsibility of the transferee as Landlord hereunder.
22.11    Warranty of Authority. If any party hereto purports to be a corporation, limited liability company or a partnership, each of the persons executing this Lease on behalf of that party hereby covenants and warrants that
(i) such party is a duly authorized and existing entity qualified to do business in California, (ii) the persons signing on behalf of that party have full right and authority to enter into this Lease, and (iii) each and every person signing on behalf of that party are authorized to do so.
22.12    No Representations or Warranties. No Landlord Party has made any representations or warranties with respect to the Premises, the Building or this Lease, except as expressly set forth herein, and no rights, easements or licenses are or shall be acquired by Tenant by implication or otherwise.
22.13    No Joint Venture or Partnership. This Lease shall not be deemed or construed to create or establish any relationship of partnership or joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.
22.14    Attorneys' Fees. If Landlord retains an attorney or institutes legal action as a result of Tenant’s failure to pay any Rent, then Tenant shall be required to pay the reasonable fees and expenses incurred by Landlord in connection therewith. In any dispute between the parties concerning any provision of this Lease, or any proceedings to enforce any rights granted under this Lease, the party or parties prevailing in such dispute shall be entitled to the reasonable attorneys' fees and court costs incurred by reason of such dispute.
22.15    Waiver of Trial by Jury. To the maximum extent permitted by applicable law, in the interest of saving time and expense, Landlord and Tenant hereby consent to trial without a jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other or their successor-in-interest in respect to any matters arising out of or relating to this Lease.
22.16    Prohibition Against Recording; Confidentiality. Except as provided in Section 18.3 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election. Tenant agrees that the covenants and provisions of this Lease shall not be disclosed except (i) as required by applicable law (including as required by any warrant, subpoena or order issued by a court of competent jurisdiction or law enforcement authority) and (ii) to anyone (including the board members, legal counsel and/or accountants) directly involved in the management, administration, ownership, lending against, or subleasing of the Premises, and who are bound by a similar agreement to maintain confidentiality.

22.17    Remedies Cumulative. Except to the extent expressly limited in this Lease, (i) any rights or remedies set forth in this Lease are in addition to all and cumulative with the party’s rights and remedies available under this Lease or provided by applicable law, equity or otherwise and (ii) the exercise of one right or remedy shall not affect a party’s other rights or remedies.
22.18    Civil Code Section 1938 Disclosure. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the date of this Lease neither the Premises, the Building nor the Real Property have undergone inspection by a Certified Access Specialist. Further, pursuant to Section 1938 of the California Civil Code, Landlord notifies Tenant of the following: “A Certified Access Specialist (CASp) can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under state law. Although California state law does not require a CASp inspection of the Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of any such CASp inspection, the payment of the costs and fees for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.” Landlord and Tenant agree that (i) Tenant may, at its option and at its sole cost, cause a CASp to inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under California law, (ii) the parties shall mutually coordinate and reasonably approve of the timing of any such CASp inspection so that Landlord may, at its option, have a representative present during such inspection, (iii) Tenant shall be solely responsible for the cost of any repairs necessary to correct violations of construction-related accessibility standards within the Premises, in the Building or Real Property identified by any such CASp inspection, (iv) any alterations and repairs within the Premises shall be performed by Tenant in accordance with Section 9.1 and Exhibit E of this Lease, and (v) if any alterations and repairs to other portions of the Building or Real Property are required as a result of Tenant’s CASp inspection, then Tenant shall reimburse Landlord for Landlord’s cost to perform such alterations and repairs; provided, however, unless such repair or alterations relate solely to other alterations to the Premises which Tenant is obligated to, or elects to, remove upon the expiration or earlier termination of the Term (in which case Tenant shall simultaneously also remove any CASp identified alterations and repairs), Tenant shall have no obligation to remove any repairs or alterations made pursuant to a CASp inspection under this Section.
22.19    Financial Statements. Upon ten (10) business days’ prior request from Landlord (which Landlord may make at any time during the Term, but no more often than two (2) times in any calendar year, other than in the event of a Tenant Default during such calendar year, when such limitation shall not apply), Tenant shall deliver to Landlord: financial statements (including an income statement and balance sheet) for Tenant and any guarantor of this Lease covering the current year to date and the preceding two (2) years. Such statements shall be prepared in accordance with generally acceptable accounting principles and certified as true in all material respects by Tenant (if Tenant is an individual) or by an authorized officer, member/manager or general partner of Tenant (if Tenant is a corporation, limited liability company or partnership, respectively). Landlord shall keep any such financial statements confidential and disclose it only to its professional advisors, investors, purchasers and lenders who also agree to keep all such financial information confidential.
22.20    Counterparts. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement. Signatures required in this document may be executed via “wet” original handwritten signature or initials, or via electronic signature or mark (including, without limitation, Docusign), which shall be binding on the parties as originals, and the executed signature pages may be delivered using .pdf or similar file type transmitted via electronic mail, cloud based server, e-signature technology or other similar electronic means, and any such transmittal shall constitute delivery of the executed document for all purposes of this Lease.
22.21    OFAC Compliance. Tenant hereby represents, warrants and covenants, that either (i) it is regulated by the SEC, FINRA or the Federal Reserve (a “Regulated Entity”), or is a wholly-owned subsidiary or wholly owned affiliate of a Regulated Entity or (ii) neither it nor any person or entity (a) that directly or indirectly controls it or (b) that has a direct or indirect ownership interest in it of twenty-five percent (25%) or more or (c) for which it is acting as an agent in this transaction, either appears on any list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the U.S. Department of the Treasury or has been named by any Executive Order of the United States Treasury Department as a person with whom transactions are prohibited by law.
22.22    Guaranty. Concurrently with Tenant’s execution of this Lease and as a condition precedent to the effectiveness of this Lease, Tenant shall cause the person(s) indicated in the BLI Table to execute and deliver to Landlord a Guaranty of Lease in the form of the Guaranty of Lease attached to this Lease as Exhibit H. If there is more than one (1) guarantor, their obligations shall be joint and several.
22.23    Asbestos Notification. Many buildings constructed during the 20th Century utilized asbestos-containing materials (“ACM”). ACM is also typically encountered in wrapped heating system insulation, structural fireproofing, acoustical ceilings, vinyl flooring, roofing felts and other materials. Asbestos was regularly used in many other building and non-building products as well. In fact, asbestos fibers are generally present in urban air and water. When inhaled, asbestos fibers can cause certain diseases, including asbestosis, mesothelioma and lung cancer (and risks for smokers are dramatically compounded). According to experts, the health risks associated with asbestos arise when and if fibers become airborne and are inhaled, for example, as a result of maintenance or repairs conducted without proper controls. The United States Environmental Protection Agency has concluded, however, that “[t]he presence of asbestos in a building does not mean that the health of building occupants is endangered. If asbestos-containing material remains in good condition and is unlikely to be disturbed, exposure will be negligible.” As a result, the applicable laws and regulations do not require wholesale removal of ACM; instead, any ACM should be maintained that are releasing or could release asbestos fibers into the air should be identified and responded to appropriately while other ACM should be maintained in good condition, with appropriate work practices followed when disturbance is unavoidable.
In compliance with the Connelly Act (California Health and Safety Code Sections 25915 et seq.), California Proposition 65 (California Health and Safety Code Sections 25249.5 et seq.), and the requirements of the California Occupational Safety and Health Administration (“OSHA”) (California Code of Regulations, title 8, Sections 1529 and 5208) and the federal OSHA General Industry/Construction Standards Notification (29 CFR 1910 and 29 CFR 1926), Landlord hereby notifies Tenant that ACM may be present within or about the Premises and/or the Building:
WARNING: ENTERING THIS AREA CAN EXPOSE YOU TO CHEMICALS KNOWN TO THE STATE OF CALIFORNIA TO CAUSE CANCER, INCLUDING ASBESTOS,
FROM BUILDING MATERIALS. FOR MORE INFORMATION GO TO WWW.P65WARNINGS.CA.GOV.
Because Landlord has no special knowledge relating to ACM, Landlord engaged a qualified asbestos consultant to survey the Building for ACM, and to develop, and assist in implementing, an asbestos management plan for the Building including periodic reinspection and surveillance, air monitoring, information and training programs for building engineering and maintenance staff, cleaning procedures, emergency fiber release and training programs for building engineering and maintenance staff, cleaning procedures, emergency fiber release procedures, work procedures and other measures to minimize potential fiber releases, as well as recordkeeping requirements (the “O&M Program”). The O&M Program is available for review during Normal Business Hours at the Property Management Office for the Building. In connection with the O&M Program, Landlord may enter into the Premises to inspect for ACM, perform air tests and abatement which may be legally required or prudent, and otherwise to comply with legal requirements or recommended practices relating to ACM. Tenant must promptly notify Landlord of any ACM which is found or disturbed, and because any Tenant Change could disturb ACM or involve exposure to asbestos fibers, must obtain Landlord's prior written approval before beginning any Tenant Change and must ensure that all personnel involved be properly trained and qualified to identify and handle any ACM. Tenant, and not Landlord, shall be solely liable for compliance with any notice(s) in or about the Premises or to any Tenant Party concerning ACM which are required by applicable law or regulations (including Proposition 65 and the

Connelly Act). Upon Landlord’s request, Tenant shall deliver to Landlord a copy of a signed acknowledgement from any Tenant Party acknowledging receipt of notice of the potential presence of ACM.
22.24    Allowance for FF&E. Landlord shall provide Tenant with a reimbursement allowance of up to
$211,280.00 (the “FF&E Allowance”), which amount may be used solely for (i) the purchase and installation of furniture, fixtures and equipment reasonably required by Tenant for its use and occupancy of the Premises, (ii) the purchase and installation of technology-related materials and services reasonably required by Tenant for its use and occupancy of the Premises, such as computer and telephone cabling and wiring (the items in (i) and (ii) are collectively referred to herein as the “FF&E”), and (iii) costs associated with relocating Tenant’s FF&E to the Premises. Landlord shall disburse the FF&E Allowance within thirty (30) days after Landlord’s receipt of paid invoices for the materials and services purchased by Tenant, except that the FF&E Allowance shall not be available to Tenant until the Commencement Date. Tenant shall submit a single request for reimbursement and such request shall be submitted in writing not later than thirty (30) days after Tenant purchases such materials and services. If any portion of the FF&E Allowance is not used by Tenant, Landlord shall retain such amount and Tenant shall relinquish any right to such amount not used. Landlord shall not have the obligation to disburse the FF&E Allowance (or any portion thereof) to Tenant after September 30, 2027 or at any time a Tenant Default has occurred and is continuing.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK – SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease effective the later of the date(s) written below.

LANDLORD:	TENANT:
DE PARK AVENUE 1100, LLC,	CHROMADEX, INC.,
a Delaware limited liability company	a California corporation
By:	By: /s/ Ozan Pamir
Name: Ozan Pamir
Dated: 06/15/2026	Title: CFO
Dated: 6/12/2026

GUARANTOR:
By executing below, Guarantor acknowledges receipt of a true, complete and correct original of the foregoing Lease, including all referenced Exhibits.

NIAGEN BIOSCIENCE, INC.,
a Delaware corporation
By: /s/ Ozan Pamir
 Name: Ozan Pamir

Title:    CFO

Dated: 6/12/2026

EXHIBIT A PREMISES PLAN

Suite 1800 at 1100 Glendon Avenue, Los Angeles, California 90024 Rentable Area: approximately 10,564 square feet
Usable Area: approximately 8,384 square feet

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EXHIBIT B CERTAIN DEFINITIONS

“Casualty” means any damage or destruction to all or any part of the Premises or Building resulting from or arising out of any wildfire, fire, earthquake, or other identifiable event of a sudden, unexpected or unusual nature.
“Claims” means claims, causes of action, liabilities, losses, demands, damages, fines, penalties, judgments and reasonable costs and expenses (including attorneys’ fees and costs incurred in the defense thereof), whether for injury to or death of any person or persons, or for damage to property (including any loss of use thereof), or otherwise.
“Codes” means any applicable governmental laws, statutes, ordinances, rules, orders or regulations and any rules promulgated by the Board of Fire Underwriters (or any successor thereto).
“Common Areas” means areas which are designated from time to time by Landlord as common areas appurtenant to or servicing the Building, such as common corridors and hallways, stairwells, elevators, restrooms, lobbies, parking facilities, outside plaza areas, land and other improvements surrounding the Building. Balconies and patios are Common Areas unless either designated in Exhibit A as part of the Premises or included as part of the premises of another tenant. Subject to all of the other terms of the Lease, Landlord may maintain and operate the Common Areas in such manner as Landlord determines in its sole discretion.
“Cosmetic Alterations” means an alteration that involves only a strictly cosmetic, non-structural alteration (such as new paint and carpet and minor changes to millwork) to the Premises that (i) are equal to or better than the minimum Building standards and specifications to the Premises; (ii) do not affect the exterior appearance of the Building; (iii) do not affect the Building systems and/or the Building structure; (iv) do not interfere unreasonably with another occupant’s business; and (v) do not require a building permit or any other form of approval whatsoever from any governmental authority. Cosmetic Alterations include the installation of such pictures, certificates, licenses, artwork, bulletin boards and similar items as are normally used in Tenant’s business, so long as such installation is carefully attached to the walls by Tenant in a manner reasonably prescribed by Landlord.
“Holidays” means any federally-recognized holiday and include New Years’ Day, Martin Luther King Jr. Day, Presidents’ Day, Memorial Day, the 4th of July holiday, Labor Day, Thanksgiving Day, the day after Thanksgiving and Christmas Day.
“HVAC” means heat, ventilation and air conditioning.
“Landlord Party” means Landlord and any of its agents, employees, officers, directors, partners, shareholders, members, managers, parents, subsidiaries, affiliates, predecessors and/or successors.
“Lease” means this Lease and any Exhibits attached hereto.
“Normal Business Hours” means 8:00 A.M. to 6:00 P.M., Monday through Friday, and 9:00 A.M. to 1:00 P.M. on Saturday, Holidays excepted.
“Proportionally Adjusted” means a reduction or increase based on a percentage equal to (i) the Rentable Area of the Premises that cannot and is not actually used by Tenant divided by (ii) the Rentable Area of the Premises.
“Real Property” means the Building, the Building’s parking facilities, any outside plaza areas, land and other improvements surrounding the Building which are designated from time to time by Landlord as Common Areas appurtenant to or servicing the Building, and the land upon which any of the foregoing are situated.
“Signage” means any sign, advertisement, notice, awning, or shade (whether temporary or permanent) on or to any part of the outside or inside of the Building, or in any portion of the Premises visible to the outside of the Building or any portion of the Common Areas.
“Sublease” means any sublease of all or a portion of the Premises.
“Substantial Completion” means that point in the construction process when a majority of all of the structural, mechanical, plumbing and electrical work specified herein has been performed; the paint, carpet, hard flooring materials, and base moldings, if any, have been installed, and a majority of the other finish work specified in the final plans and specifications has been completed in such a manner that Tenant could, if it took possession of the Premises, conduct normal business operations in the Premises, but does not require that completion of any millwork or any punch list. If there is a Tenant Delay, Substantial Completion means the date that Landlord

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EXHIBIT B CERTAIN DEFINITIONS

reasonably determines would have been the date of Substantial Completion had there been no Tenant Delay. Tenant’s taking possession of the Premises and/or commencing Tenant’s normal business operations in the Premises shall be deemed conclusive evidence that Substantial Completion has occurred.
“Tenant Delay” shall mean any delay in the construction of the Improvements caused by any act, omission, delay or Tenant Default by any Tenant Party including (i) the failure of any Tenant Party to comply with any Exhibit or other provision of this Lease requiring any Tenant Party to respond to, review, authorize or approve any matter, or perform an obligation within the time period specified; (ii) any failure by Tenant in paying any amounts when due; (iii) any Tenant change orders or additions, or any Tenant Change or Ancillary Work; or
(iv)    the inclusion of any components that are not Building standard, require materials that are not locally available, or is not customary for a normal office build out and, as a result, the same requires a longer lead time for ordering materials or a longer construction period.
“Tenant Party” means Tenant and any of its agents, employees, officers, directors, partners, shareholders, members, managers, contractors, licensees, and invitees.
“Terminate” (although not a capitalized term) means that, as of the effective date of the termination, (i) Tenant’s rights under this Lease to occupy and use the Premises and any other areas of this Building shall cease and Tenant shall vacate the Premises in accordance with this Lease; (ii) Tenant’s obligation to pay Rent shall cease to accrue (except as provided hereunder in the case of a Tenant Default) and (iii) any other rights and obligations of the parties thereafter relating to the future occupancy of the Premises shall cease, except for such terms that specifically survive the termination of the Lease. Termination of this Lease will not affect any accrued liability hereunder, any indemnity obligations under this Lease, any rights as a result of any holdover by Tenant or any other provisions of this Lease (such as the miscellaneous provisions) which shall survive the termination of this Lease.
“Transfer” means any purported assignment, Sublease, mortgage, pledge, license, encumbrance or other transfer of this Lease and/or estate hereby granted or any portion thereof, whether by agreement, operation of law, or otherwise, and shall include:
A.    Any dissolution, merger, consolidation, or other reorganization of Tenant, or the single sale or other transfer of a controlling percentage of the capital stock of Tenant (other than the sale of such stock pursuant to a public offering that results in a majority of the same members of the board and executive officers remaining in control of said corporation) and/or the single sale of fifty percent (50%) or more of the value of the assets of Tenant, shall be deemed a voluntary assignment. The phrase “controlling percentage” means the ownership of, and the right to vote stock possessing fifty percent (50%) or more of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding, and entitled to vote for the election of directors. Notwithstanding anything to the contrary contained herein, the preceding paragraph shall not apply to corporations whose stock is traded through a recognized United States exchange or over the counter.
B.    Any withdrawal or change (whether voluntary, involuntary, or by operation of law) in the partnership by one or more partners who own, in the aggregate fifty percent (50%) or more of the partnership, or the dissolution of the partnership, shall be deemed a voluntary assignment.
C.    If Tenant is comprised of more than one individual, a purported assignment (whether voluntary, involuntary, or by operation of law), by any one of the persons executing this Lease shall be deemed a voluntary assignment.
“Transferee” means the person or entity to which any Transfer is made.

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EXHIBIT C
CALCULATION OF OPERATING EXPENSES

As used in this Lease, “Operating Expenses” means all costs of the management, operation, maintenance and repair of the Building. By way of illustration only, Operating Expenses shall include:
1.    the costs of equipping, staffing and operating an on-site or off-site management office, provided if that management office services more than one building, Landlord shall equitably allocate such costs among the buildings serviced; management fees not in excess of market rates; water and sewer charges; insurance premiums not otherwise directly payable by Tenant; license, permit and inspection fees; any costs, including advocacy expenditures, that are intended to reduce or control Operating Expenses; HVAC; light; power and other utilities; steam; labor; cleaning and janitorial services; security guard services; and supplies, materials, equipment and tools. In no event shall the amount of utility costs included in Operating Expenses for any Subsequent Year be less than those for the Base Year;
2.    the cost of capital improvements made to the Building by Landlord during the Term, but only to the extent that such capital improvements (i) reduce other Operating Expenses, when the same were made to the Building by Landlord after the Commencement Date (and to the extent of the reasonably anticipated cost savings); (ii) are required under any Code that was not applicable to the Building as of the Commencement Date; (iii) intentionally deleted; or (iv) are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order and condition. Any capital improvement shall be amortized with interest at eight percent (8%) per annum over the lesser of its estimated useful life (or the period of time over which the cost of the capital improvement is expected to be recouped from related savings), all as Landlord shall reasonably determine in accordance with sound real estate management and accounting principles consistently applied;
3.    all general and special real estate taxes, increases in assessments or special assessments and any other ad valorem taxes, rates, levies and assessments upon or with respect to the Building and the personal property used by Landlord to operate the Building, whether paid to any governmental or quasi-governmental authority, and all taxes specifically imposed in lieu of any such taxes (but excluding taxes referred to in Section 4.2 for which Tenant or other tenants in the Building are liable) including fees of counsel and experts, reasonably incurred by, or reimbursable by Landlord in connection with any application for a reduction in the assessed valuation of the Building and/or the land thereunder or for a judicial review thereof, (collectively “Appeal Fees”), but solely to the extent that the Appeal Fees result in a reduction of taxes otherwise payable by Tenant. In no event shall the amount of real estate taxes and assessments included in Operating Expenses for any Subsequent Year be less than those for the Base Year; and
4.    the premiums for, and any amounts for deductibles related to, the following insurance coverage: all-risk, structural, fire, boiler and machinery, liability, earthquake and for replacement of tenant improvements, and for such other coverage(s), and at such policy limit(s) as Landlord deems reasonably prudent and/or are required by any lender or ground lessor, which coverage and limits Landlord may, in Landlord’s reasonable discretion, change from time to time. In no event shall the amount of insurance premiums included in Operating Expenses for any Subsequent Year be less than those for the Base Year.
Exclusions from Operating Expenses. Operating Expenses shall not include the following:
1.    The costs of repairs to the Building, if and to the extent actually reimbursed by the insurance carried by Landlord or subject to award under any Condemnation proceeding;
2.    Depreciation, amortization and interest payments, except as specifically permitted herein or except on materials, tools supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services. In such a circumstance, the inclusion of all depreciation, amortization and interest payments shall be determined pursuant to real estate management and accounting principles, amortized over the reasonably anticipated useful life of the capital item for which such amortization, depreciation or interest allocation was calculated;
3.    Marketing costs, including broker commissions, attorneys’ fees incurred in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space

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EXHIBIT C CALCULATION OF OPERATING EXPENSES
planning costs, and other costs and expenses incurred in connection with leases, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;
4.    Expenses for services not offered to Tenant or for which Tenant is charged directly, whether or not such services or other benefits are provided to another tenant or occupant of the Building;
5.    Costs incurred due to a violation of the terms and conditions of any lease or occupancy agreement in the Building by Landlord or any tenant of the Building, other than Tenant;
6.    Interest, principal, points and fees on debts or amortization on any mortgage(s) or any other debt instrument encumbering the Building or the Real Property;
7.    Costs associated with operating the entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Building, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, costs (including attorneys’ fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitration pertaining to Landlord’s ownership of the Building;
8.    Leasing, advertising and promotional expenditures, and costs of leasing signs in or on the Building identifying the owner of the Building, or other tenants’ signs;
9.    Electric, gas or other utility costs for which (and only to the extent) Landlord has been directly reimbursed by another tenant or occupant of the Building, or for which any tenant directly contracts with the local utility company;
10.    Costs, including attorneys’ fees and settlement judgments and/or payments in lieu thereof, arising from actual or potential claims, disputes, litigation or arbitration with other tenants;
11.    Costs incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space or in the installation of improvements for Tenant or other occupants of the Building;
12.    Tax penalties and interest incurred as a result of Landlord’s negligent or willful failure to make payments and/or to file any income tax or informational return(s) when due, unless such non-payment is due to Tenant’s nonpayment of Rent;
13.    Charitable or political contributions;
14.    The purchase or rental price of any sculpture, paintings or other object of art (except for costs associated with any Common Area fountains), whether or not installed in, on or upon the Building;
15.    Costs of repairs which would have been covered by casualty insurance but for Landlord’s failure to maintain casualty insurance to cover the replacement value of the Building as required by this Lease;
16.    The assessment or billing of aggregate Operating Expenses that results in Landlord being reimbursed by the tenants in the Building for more than one hundred percent (100%) of the aggregate Operating Expenses for the year in question;
17.    Costs incurred to comply with laws relating to hazardous material, which was in existence in the Building prior to the Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto; and
18.    Wages and/or benefits attributable to personnel above the level of portfolio manager.
Adjustments to Operating Expenses.
1.    Landlord shall reasonably adjust the Operating Expenses for the Base Year in any Subsequent Year (i) to exclude any Base Year expense type (e.g., earthquake insurance, concierge services; entry card systems) not included in Operating Expenses in that Subsequent Year and (ii) to add to the Base Year Operating Expenses, the cost of new expense type included in that Subsequent Year, but not in the Base Year, using as the amount of such item in the Base Year, the amount included in the first Subsequent Year in which the new expense type was included (grossed up if only provided for a partial year). As an example, if Landlord

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EXHIBIT C CALCULATION OF OPERATING EXPENSES
does not provide concierge services in the Base Year, but starts doing so in the middle of first Subsequent Year, and then discontinues such services at the beginning of the third Subsequent Year, then the Operating Expenses for the Base Year when used in the calculation of the first and second (but not third) Subsequent Years shall be increased by the expenses for the concierge services in the first Subsequent Year (adjusted in the second Subsequent Year to reflect a full year).
2.    During any period during which a tenant in the Building undertakes to perform work or service in lieu of the performance thereof by Landlord (the cost of which, if performed by Landlord, would be included in Operating Expenses), Landlord may adjust Operating Expenses to reflect the additional Operating Expenses which would have been incurred if such services had been provided by Landlord.
3.    If the Building is not at least ninety five percent (95%) occupied during all or a portion of the Base Year or any Subsequent Year, Landlord may adjust components of Operating Expenses in accordance with sound real estate management and accounting principles to reflect the amount of Operating Expenses that would have been incurred had the Building been ninety five percent (95%) occupied.
4.    Landlord may in good faith equitably allocate some or all of the Operating Expenses for the Building among and within different portions or occupants of the Building where such Operating Expenses are not common to all tenants of the Building, including differing allocations as among retail and office tenants.
5.    If the Term ends on any day but December 31, Tenant’s Share of Additional Operating Expenses for the Subsequent Year in which the Term ends shall be calculated on a full year basis, and then reduced by the percentage of the days in the Subsequent Year after the end of the Term.

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EXHIBIT D
BUILDING RULES AND REGULATIONS

1.    Access. The Tenant Parties shall only use the sidewalks, entrances, lobby(ies), garage(s), elevators, stairways, and public corridors as a means of ingress and egress, and shall take such actions as may reasonably be necessary to ensure that the same remain unobstructed at all times. The entrance and exit doors to the Premises are to be kept closed at all times except as required for orderly passage to and from the Premises. Except on balconies available for the joint or exclusive use of Tenant as otherwise specified hereinabove, Tenant shall not permit any Tenant Party to loiter in any part of the Building or obstruct any means of ingress or egress. Tenant shall not cover any doors, and shall not cover any window, other than with vertical or mini-blinds pre-approved in writing by Landlord. Landlord specifically disapproves the installation of any film or foil covering whatsoever on the windows of the Premises. No Tenant Party shall go up on the roof or onto any balcony serving the Building, except upon such roof, portion thereof, or balcony as may be contiguous to the Premises and is designated in writing by Landlord as a roof-deck, roof-garden area, or exclusive use balcony area.
2.    Restroom Facilities. The toilet rooms, toilets, urinals, wash bowls and other apparatus (the “Restroom Facilities”), whether contained in the Common Areas of the Building and/or the interior of the Premises, shall not be used for any purpose other than that for which they were designed. Tenant shall not permit any Tenant Party to throw foreign substances of any kind whatsoever or papers not specifically designated for use in the Restroom Facilities down any toilet, or to dispose of the same in any way not in keeping with the instructions provided to Tenant by the management of the Building regarding same, and Tenant hereby specifically agrees to reimburse Landlord directly for the expense of any breakage, stoppage or damage resulting from Tenant’s violation of this rule.
3.    Heavy Equipment. Landlord reserves the right, in Landlord’s sole discretion, to decline, limit or designate the location for installation of any safes, other unusually heavy, or unusually large objects to be used or brought into the Premises or the Building. In each case where Tenant requests installation of one or more such unusually heavy item(s), which request shall be conclusively evidenced by Tenant’s effort to bring such item(s) into the Building or Premises, Tenant shall reimburse Landlord for the costs of any engineering or structural analysis required by Landlord in connection therewith. In all cases, each such heavy object shall be placed on a metal stand or metal plates or such other mounting detail of such size as shall be prescribed by Landlord. Tenant agrees to indemnify Landlord against any damage or injury done to persons, places, things or the Building or its Common Areas when such damage or injury primarily arises out of Tenant’s installation or use of one or more unusually heavy objects. Tenant further agrees to reimburse Landlord for the costs of repair of any damage done to the Building or property therein by putting in, taking out, or maintaining such safes or other unusually heavy objects.
4.    Transportation of Freight. Except as otherwise agreed to by Landlord in writing, the Tenant Parties shall
(i) not carry freight, furniture or bulky materials in or out of the Building during Normal Business Hours (or on Saturday’s between the hours of 8:00 A.M. and 6:00 P.M., provided that Tenant pays in advance for Landlord’s reasonably anticipated additional costs, if any, for elevator operators, security guards and other expenses arising by reason of such move); and (ii) remain in compliance with such reasonable rules as may be specified by Landlord. The persons and/or company employed by Tenant for such work must be professional movers, reasonably acceptable to Landlord, and said movers must provide Landlord with a certificate of insurance evidencing the existence of worker’s compensation and all risk liability coverage in a minimum amount of $2,000,000.00.
5.    Flammable Materials. Except for such limited quantities of office materials and supplies as are customarily utilized in Tenant’s normal business operations, Tenant shall not (i) use or keep in the Premises or the Building any kerosene, gasoline, flammable or combustible fluid or material, other than those limited quantities of normal business operating materials as may reasonably be necessary for the operation or maintenance of office equipment or (ii) keep or bring into the Premises or the Building any other toxic or hazardous material specifically disallowed pursuant to California state law.
6.    Certain Prohibited Activities. Tenant shall not permit any Tenant Party to engage in the preparation and/or serving of foods unless the Premises includes a self-contained kitchen area. Tenant shall not permit the odors arising from such cooking, or any other improper noises, vibrations, or odors to be emanate from the Premises. Tenant may only obtain ice, drinking water, food, beverage, towel or other similar services in compliance with such reasonable rules as may be specified by Landlord. Tenant shall not permit any Tenant Party to smoke tobacco or any other substance at any times, except in such Common Areas located outside the Building which are designated

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by Landlord for such use. Tenant shall not permit any Tenant Party to bring or keep within the Building any animal, bird or bicycle, except such seeing-eye dog or other disability assistance type animal as may comply with the requirements of any applicable Codes. Tenant shall not permit any Tenant Party to interfere in any way with other tenants of the Building or with those having business with them. Tenant shall not conduct any public or private auction, fire sale or other sale of Tenant’s personal property, furniture, fixtures or equipment or any other property located in or upon the Premises without Landlord’s consent in its sole discretion. Landlord reserves the right to exclude or expel from the Building any person who in Landlord’s sole discretion is intoxicated or under the influence of liquor or drugs or who, in any manner, engages in any act in violation of the Rules and Regulations of the Building.
7.    Trash. Tenant shall store its trash and garbage within the Premises. No material shall be placed in the trash boxes or receptacles if such material is a hazardous waste or toxic substance or is of such a nature that its disposal in Landlord’s ordinary and customary manner of removing and disposing of trash and garbage would be a violation of any law, ordinance or company regulation governing such disposal. All garbage and refuse disposal shall be made only through entry ways and elevators provided for such purposes and at such times as Landlord shall designate. As and when directed by Landlord and/or if required by any governmental agency having jurisdiction therefor, Tenant shall comply with all directives for recycling and separation of trash. Tenant shall not employ any person to do janitorial work in any part of the Premises without the consent of Landlord, which consent may be withheld in Landlord’s sole discretion.
8.    Storage. Tenant may only store goods, wares, or merchandise on or in the Premises in areas specifically designated by Landlord for such storage.
9.    Tenant Requests and Directives. Landlord is not obligated to respond to requests or directions by Tenant unless the request or direction is in writing signed by an authorized agent in accordance with the reasonable procedures communicated to Tenant. Tenant shall not request or pay Landlord’s employees for any work or do anything outside of their regular duties unless specifically approved by Landlord. Landlord is not required to admit any person (Tenant or otherwise) to the Premises without specific instructions from Landlord and written authorization for such admittance from Tenant.
10.    Keys and Locks. Landlord shall furnish Tenant with two (2) keys to the entry door to the Premises. Tenant shall reimburse Landlord for a reasonable charge for these and any additional keys. Tenant shall not be permitted to have keys made, nor shall Tenant alter any lock or install a new or additional lock or bolts on any door of the Premises without Landlord’s written consent. Tenant shall, in each case, furnish Landlord with a key for any additional lock installed or changed by Tenant or Tenant’s agent(s). Tenant, upon the expiration or earlier termination of this Lease, shall deliver to Landlord all keys in the possession of any Tenant Party for doors in the Building, whether or not furnished to Tenant by Landlord. If any Tenant Party, loses or misplaces any key(s) to the Building, Landlord shall, in Landlord’s sole discretion, either replace said key(s) or re-key such locks as may be affected thereby, and Tenant shall reimburse Landlord for all such costs of such re-keying and/or replacement.
11.    Solicitation. The Tenant Parties shall not permit any canvassing, peddling, soliciting and/or distribution of handbills or any other written materials to occur in the Premises and/or the Building, nor shall any Tenant Party engage in such solicitation or distribution activities.
12.    Retail Sales, Services and Manufacturing Prohibited. Except with the consent of Landlord, Tenant shall not sell, or permit the retail sale of, newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises, nor shall Tenant carry on or permit or allow any employee or other person to carry on the independent business of stenography, typewriting or any similar business in or from the Premises for the service or accommodation of other occupants of any other portion of the Building. Tenant shall not permit the Premises to be used for manufacturing or for any illegal activity of any kind, or for any business or activity other than for Tenant’s specific use.
13.    Change in Name or Address. Landlord shall have the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building.
14. Projections from Premises. Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or the exterior walls of the Building or in any area projecting outside the interior walls of the Premises. Tenant shall not install or permit to be installed any awnings, air conditioning units or other projections without the consent of Landlord.

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EXHIBIT D BUILDING RULES AND REGULATIONS
15.    Balconies/Patios. Without the consent of Landlord, Tenant shall not make any improvements to, or any place or install any furniture, fixtures, plants or other items of any kind whatsoever on, on any balconies/patios (whether part of the Premises or not). Tenant will maintain any items placed or installed on any balconies/patios at its own expense in a first-class condition. Tenant shall not display any graphics, signs or insignias or the like on any balconies/patios.
16.    Superiority of Lease. These Rules and Regulations are in addition to and shall not be construed to in any way modify or amend, in whole or in part, the covenants, agreements or provisions of this Lease. In the case of any conflict or disagreement between the express provisions of this Lease and these Rules and Regulations, this Lease shall prevail.
17.    Changes to Rules and Regulations; Compliance. Provided such changes do not materially harm Tenant’s ability to conduct its normal business operations, Landlord shall retain the right to change, add or rescind any rule or regulation contained herein, or to make such other and further reasonable and non-discriminatory Rules and Regulations as in Landlord’s sole judgment may, from time to time, become necessary for the management, safety, care and cleanliness of the Premises, the Building or the parking facilities, or for the preservation of good order therein, or for the convenience of other occupants and tenants therein, so long as such rescission, addition, deletion or change is thereafter reasonably applied to all occupants of the Building affected thereby. Tenant will be responsible for the compliance of all Tenant Parties with all rules and regulations of the Building. Waivers of these rules and regulations must be in writing and signed by the Building property manager.

PARKING RULES AND REGULATIONS
A.    Tenant shall ensure that any vehicles parked using Tenant’s permits (each a “Tenant Vehicle”) (i) strictly comply with all rules, regulations, posted speed limits, directional signs, yield signs, stops signs and all other signs within or about the parking facilities, statutes affecting handicapped parking and/or access, (ii) do not park within the fire lanes, along parking curbs, on ramps or in striped areas or loading zones, or in any spaces designated as visitor only spaces or customer spaces and (iii) have all doors locked when parked in the Building. Except for emergency repairs, no repairs or work and no washing waxing or cleaning of any Tenant Vehicle is permitted in the parking facilities.
B.    Tenant shall register with Landlord all vehicle license plate numbers of all Tenant Vehicles. Tenant shall promptly notify Landlord if any parking access cards are lost or stolen.
C.    Tenant shall be responsible for the cost of repairing any damage to the parking facilities or cleaning any debris created or left by any Tenant Vehicle, including oil leakage.
D.    Landlord reserves the right to allocate additional visitor spaces on any floor of the parking facilities from time to time with or without prior notice to Tenant.
E.    Tenant shall only use the number of parking permits allocated to it and shall not permit more than one of its employees to utilize the same parking permit. Landlord reserves the right to assign or re-assign parking spaces within the parking facilities to Tenant from time to time, and provided Landlord is required to do so by reason of any action arising out of a governmental mandate imposed on Landlord, Landlord further reserves the right at any time to substitute an equivalent number of parking spaces in a parking facility or subterranean or surface parking facility within a reasonable distance of the Premises.
F.    Parking is permitted only during the hours that Tenant and/or its personnel are conducting business operations at the Premises; provided, however, occasional overnight parking associated with Tenant's or its personnel's conduct of business at the Premises shall be permitted, subject to Tenant's and/or its personnel's compliance with Landlord's rules related to such overnight parking.
G.    Landlord may, in its sole discretion, designate separate areas for bicycles and motorcycles. Tenant shall ensure that Tenant Vehicles shall be parked entirely within the striped lines designating a single space and are not so situated or of such a width or length as to impede access to or egress from vehicles parked in adjacent areas or doors or loading docks. Tenant's parking permits shall be used only for parking of automobiles, motorcycles, motor-driven or non-motor-driven bicycles or four-wheeled trucks or vans no larger than full size passenger automobiles. Further, all Tenant Vehicles shall not be higher than any height

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EXHIBIT D BUILDING RULES AND REGULATIONS
limitation that may be posted, or of such a size, weight or dimension so that entry of such vehicle into the parking facilities would cause any damage or injury thereto.
H.    Tenant shall not allow any Tenant Vehicle, or the vehicles of any Tenant Party, to be loaded or unloaded in any area other than those specifically designated by Landlord for loading. All trucks (other than pick-up trucks) and delivery vehicles shall be (i) parked at the designated areas (which designated areas are subject to change by Landlord at any time), (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Building, and (iii) permitted to remain at the Building only so long as is reasonably necessary to complete loading and unloading.
I.    No Tenant Party shall use or occupy the parking facilities in any manner which will unreasonably interfere with the use of the parking facilities by other tenants or occupants of the Building. Without limitation, Tenant agrees to promptly turn off any alarm system on any Tenant Vehicle activated and sounding an alarm in the parking facilities. In the event any alarm system fails to turn off and no longer sound an intruder alert fifteen
(15) minutes after commencing such an alarm, Landlord reserves the right to remove the vehicle from the parking facilities at Tenant’s sole expense.
J.    Tenant acknowledges that these Rules and Regulations shall be in effect twenty-four (24) hours per day, seven
(7) days per week, without exception.
K.    Tenant acknowledges that the parking personnel serving the parking facilities are authorized but not required to issue verbal and written warnings of Tenant’s violations of any of the rules and regulations contained herein. Parking personnel do not have the authority to make or allow any exceptions to these rules.

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EXHIBIT E
GENERAL RULES FOR CONSTRUCTION BY TENANT

Tenant shall ensure that any Tenant Change is completed pursuant to the provisions of this Lease and this Exhibit E and that any contractor and all persons providing work or supplies with respect to the Tenant Change comply with these rules for general construction by Tenant (the “Rules”). As used herein, “contractor” means each general contractor used by Tenant and, to the extent no general contractor is responsible, Tenant.
1.    Approval of Contractors and Suppliers. No work on the Premises shall be performed by any contractor, subcontractor or supplier until (i) Landlord has approved the use of such contractor, subcontractor or supplier in writing, which approval shall not be unreasonably withheld or delayed; (ii) contractor has provided Landlord with evidence of worker’s compensation insurance, automobile, umbrella liability insurance in an amount not less than
$5,000,000 and comprehensive general liability insurance adequate to fully protect Landlord and Tenant, with an additional insured endorsement page naming Landlord and its affiliates; and (iii) contractor has executed the Contractor Inducement Letter attached hereto. Prior to commencing any work, (a) contractor shall provide Landlord with a copy of its written bid for completion of the Tenant Change, which will include contractor's overhead, profit, and fees, and be inclusive of any costs required to complete the work (as stated on any plans for the Tenant Change submitted by Tenant) and to meet the requirements under this Lease (including these Rules, and (b) Tenant must demonstrate, to Landlord’s reasonable satisfaction, Tenant’s ability to pay for the cost of the Tenant Change. Contractor shall use Landlord’s HVAC, plumbing, electrical, fire sprinkler, and fire life safety design build subcontractors for such work so long as they are reasonably cost competitive.
2.    Plans. Tenant shall submit full and complete plans and specifications (including Tenant’s selections of finishes and materials, which shall be equal to or better than the minimum Building standards and specifications) for each Tenant Change to Landlord, and no work on the Premises shall be commenced before Tenant has received Landlord’s written approval of such plans. Without limiting Landlord’s discretion to withhold its approval, it shall be deemed reasonable for Landlord to deny its consent to any aspect of the plans that (i) adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants, (ii) would violate any Codes;
(iii) require any changes to the base, shell and core of the Building, (iv) are inconsistent with the design, construction or aesthetics of the Building, and/or (v) include finishes that are not equal to or better than the minimum Building standards and specifications (each, a “Design Problem”). Any work not shown on the plans, but which is to be included in the Tenant Change, such as telephone service installation, furnishings or cabinetry, shall be disclosed to Landlord and approved by Landlord in writing prior to installation. During the performance of any Tenant Change, Contractor shall maintain a copy of the approved plans (as evidenced by the Building manager's signature on such plans) within the Premises. Contractor will as soon as practically possible inform the Building manager of any deviations from the approved plans, and no modifications of the plans may be made without the prior written consent of Landlord.
3.    Work Schedule. Not less than fifteen (15) days prior to starting any work, contractor shall provide Landlord with contractor’s (and its subcontractors) projected work schedule(s), as well as the list of subcontractors, vendors, and their respective personnel assigned to the project, and no work in the Premises shall be commenced without the prior written approval of Landlord. Contractor and any subcontractors shall use all reasonable efforts to adhere to such schedule. Contractor will promptly inform Landlord of any problems with approved work schedule, and shall not make any material changes without the prior written consent of Landlord.
4.    Information. Upon request from Landlord from time to time, Tenant shall (i) provide progress reports to Landlord regarding the preparation of plans, the permitting progress and the construction of the Tenant Change; (ii) invite Landlord to regular meetings to be held between Tenant, contractor and other parties in the construction process; and (iii) shall provide such other information as is reasonably requested by Landlord. Contractor will provide Landlord with as-builts, including mechanical drawings and an air balancing report reflecting the supply air capacity throughout the Premises within ten (10) business days after completion of the Tenant Change. Tenant shall be solely responsible for verifying, in the field, dimensions and conditions on any plans, even if provided by Landlord.
5.    Permits. Contractor shall complete all applicable architectural and planning reviews and timely obtain all permits, certificates of occupancy, notices of completion and licenses required by any governmental entity in connection with the Tenant Change and shall promptly provide Landlord with copies of all such permits, certificates of occupancy, notices of completion and licenses. Landlord shall cooperate with Tenant in performing ministerial

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EXHIBIT E GENERAL RULES FOR CONSTRUCTION BY TENANT

acts reasonably necessary to enable Tenant to obtain any such permits, certificates of occupancy or licenses at no cost to Landlord, but Landlord shall not be responsible for any failure or delay by Tenant for any reason in obtaining any such permits, certificates of occupancy or licenses.
6.    Quality of Construction. Contractor shall ensure that the Tenant Change completed in compliance with (i) this Lease, these Rules and any other reasonable instructions of Landlord; (ii) the plans approved in writing by Landlord; (iii) all applicable Building standards (iv) all applicable Codes; (v) all applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (vi) all manufacturer's specifications.
7.    Construction Procedures.
Electrical. contractor shall ensure that (i) all electric panel schedules are up to date identifying all new circuits added; (ii) all outlets on back side of each cover plate, and otherwise ensure that all electrical outlets and lighting circuits are properly identified; (iii) a qualified work person is present at all times when any electrical closet is opened with the panel exposed; (iv) all panels are replaced and all doors are shut for any electrical and phone closets at the end of each day's work; (v) all trash and debris are removed at the end of each day's work leaving the telephone and electrical rooms clean (in the event of any failure to clean, Landlord may, but is not obligated to, have the area cleaned at the expense of Tenant).
HVAC Work. Promptly after selection of any HVAC contractor, Contractor shall provide Landlord with a plan showing any new ducting layout, as well as the location of all supply and return air grille, thermostats, and fire dampers, and no work on the Premises shall be commenced without the reasonable consent of Landlord. Contractor must schedule the following inspections through the Building management office:
○    A preliminary inspection of the HVAC work in progress prior to the reinstallation of the ceiling grid.
○    A second inspection of the HVAC operation when the Premises are ready to be air-balanced, which must be attended by Tenant’s HVAC contractor's air balance engineer.
Telephone Outlets. Any telephone outlets must be installed in the manner and location(s) reasonably prescribed by Landlord.
Trash and Debris. All areas in which Contractor or any sub-contractors work must be kept clean. Contractor will not allow any building materials, trash or debris to remain in building public areas, including but not limited to corridors, restrooms, stairwells, lobbies and entryways, at any time. Contractor shall provide for the prompt removal from the Premises of all trash and debris arising during the course of construction. Food and related lunch debris must not to be left in the Premises. Any existing thermostats, ceiling tiles, lighting fixtures and air conditioning grilles removed shall be saved and turned over to Landlord. Contractor shall place all trash and debris in an appropriate bin, monitor and resolve any problems with bin usage, and ensure that bins are emptied on a regular basis and never allowed to overflow, all without requiring the involvement of the Building management office (which assumes no responsibility for bins). At no time will the Building's trash compactors and/or dumpsters be used for the disposal of any trash or debris from construction. If Contractor has not completed any clean up at the end of any day, Landlord may undertake such clean up at the expense of Tenant without further notice. Contractor shall dust off all window sills, light diffusers, clean cabinets and sinks, and apply touch-up paint as needed within five (5) business days after move-in date.
Safety; Hazardous Activities. Contractor will at all times protect the safety of persons working on the Premises as well as other persons in or around the Building. Contractor shall not deliver, handle or remove any “hazardous material” without the reasonable consent of Landlord, and then only in compliance with all applicable laws and regulations. Contractor will not permit welding or burning with an open flame without the reasonable consent of Landlord, and then only with fire extinguishers on hand and other appropriate safety measures in place.
Deliveries; Parking; Elevators. All deliveries of material will be made through the parking lot entrance unless otherwise directed in writing by Landlord, and must be scheduled in advance with Landlord. Loading docks must be reserved in accordance with building policy. Tenant or Contractor is responsible for all parking charges incurred during work. Only the freight elevator is to be used by construction personnel, activities and equipment, and Contractor and its subcontractors and suppliers will comply with the Building procedures for reserving freight elevators. Under no circumstances are construction personnel with materials and/or tools to use the “passenger”

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EXHIBIT E GENERAL RULES FOR CONSTRUCTION BY TENANT
elevators. Contractor shall keep the suite entrance doors to the Premises closed at all times, except when actually hauling or delivering construction materials.
Floor Protection. Contractor shall use carpet or other floor protection for any use of Building public areas, including but not limited to corridors, restrooms, stairwells, lobbies and entryways using either (i) extra heavy-duty Mylar or (ii) 1/4-inch Masonite Panel, in each case to be taped to floor and adjoining areas. All corners, edges and joints must have adequate anchoring to provide safe and “trip-free” transitions.
Advertising. No identifying signage or advertising is permitted on or in the Building other than as specifically approved in this Lease.
Use of Restrooms. Contractor will not permit the use of restroom wash basins to fill buckets, make pastes, wash brushes, etc. If facilities are required, arrangements for the use of utility closets must be made with the Building manager. At no time may the Building facilities, (sinks, drains, toilets etc.) be used to dispose of waste materials, including paint, finishing compound, grout, etc.
Avoidance of Disruptions. At all times while in the Building, parking facilities and surrounding area, Contractor its subcontractors and suppliers must not disrupt or annoy Building operations, tenants, subtenants, visitors and other trades or any of their employees, officers or invitees working at the property. Except to the minimum extent necessary, all persons involved in the construction shall not use the Common Areas of the Building. Construction work that may cause excessive noise, dust, vibrations or odors (such as “anchoring” of walls or supports to the concrete, core drilling and demolition work, may only be conducted outside of normal working hours (7:30 AM - 6:00 PM, Monday through Friday) and only in compliance with any other reasonable instructions of Landlord. Odoriferous materials (all of which must be compliant with all VOC regulations) that cause an offensive or strong odor may only be used between the hours of Saturday after 2:00 p.m. and Sunday before 12:00 p.m., and only in compliance with any other reasonable instructions of Landlord. Any noise or smell complaints by other tenants shall be remedied promptly or all operations must cease until such noise or smell is abated. No radios, tape decks or amplified sound shall be permitted in work areas. Smoking is not permitted at any time in the Premises or anywhere in the Building.
Work Disturbances. Neither Tenant nor Contractor shall permit any subcontractors, workmen, laborers, material or equipment to come into or upon the Building if the use thereof, in Landlord’s reasonable judgment, would violate Landlord’s agreement with any union providing work, labor or services in or about the Building or disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. If any violation, disturbance, interference or conflict occurs, Tenant, upon demand by Landlord, shall cause all contractors or subcontractors or all materials causing the violation, disturbance, interference or conflict, to leave or be removed from the Building or the Common Areas promptly. Any work stoppages or slowdowns due to union or other activities that may disrupt the project schedule and or the Building operations are to be promptly resolved by Tenant, and Tenant shall be solely responsible for any impacts to costs and schedule.
Security. Contractor will be responsible for the security of the Premises, including providing a watchman as appropriate, and Landlord will not any responsibility for any lost tools, materials or other property. If Landlord reasonably determines that additional security services are required as a result of the construction of the Tenant Change, Landlord shall provide Tenant notice of such determination and Tenant shall pay such out of pocket costs to Landlord within five (5) business days after being invoiced by Landlord. Off hours access to areas outside of the Premises will generally require Landlord’s prior approval.
Building Rules and Regulations. During any construction, Tenant and Contractor shall comply with the Building Rules and Regulations attached to this Lease as Exhibit D and with any other rules or instructions reasonably provided by Landlord.
8. Payment; Liens. Except to the extent of any tenant improvement allowance reimbursed by Landlord, Tenant shall pay for all costs of the Tenant Change, including (i) Landlord’s costs incurred in reviewing Tenant’s plans for any Tenant Change, (ii) Landlord’s out of pocket costs incurred in engaging any third party engineers, contractors, consultants or design specialists or any other “peer review” work associated with Landlord’s review of Tenant’s plans for any Tenant Change, and (iii) the cost of any renovations, repairs or revisions to any Common Area or the Building that directly result from or are required due to Tenant’s completion of the Tenant Change. From time to time upon request by Landlord (including in connection with any tenant improvement allowance

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EXHIBIT E GENERAL RULES FOR CONSTRUCTION BY TENANT
reimbursements by Landlord), and upon completion of the Tenant Change, Tenant shall provide Landlord with (a) paid invoices or other such evidence as Landlord may reasonably request that Contractor and all workers have been paid in full, (b) executed lien waiver and release forms in form reasonably satisfactory to Landlord (including any conditional or unconditional waiver and releases in the form required under California Civil Code Sections 8132 through 8138 and confirmation that no liens have been filed against the Premises or the Building and (c) satisfactory evidence of appropriate governmental signoff on all required permits and inspections. If any liens arise against the Premises or the Building as a result of the Tenant Change, Tenant shall promptly cause such liens to be removed and provide Landlord evidence that the title to the Building and Premises have been cleared of such liens, and shall indemnify Landlord for any costs incurred as a result of such liens.
9.    Effect of Reviews and Approvals. Tenant’s obligations under this Lease, including payment of Rent, shall not be affected by whether Tenant or contractor timely completes any Tenant Change.
10.    Administration; Landlord Expenses. All Tenant Changes will be subject to Landlord’s reasonable inspection, administrative control and supervision, and Tenant, contractor and other persons performing such work will cooperate with Landlord in its efforts to do so. Tenant or contractor shall notify Landlord at least twenty-four
(24) hours in advance of all inspections by the building department. If a Tenant Change either costs $100,000.00 or more or includes structural work of any kind, Tenant shall also pay Landlord an administration fee for supervision of the Tenant Change equal to three percent (3%) of the total hard cost of the Tenant Change.
11.    Insurance. Prior to the commencement of any Tenant Change, Tenant shall provide Landlord with evidence that Contractor carries “Builder's All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Change, Umbrella Liability Insurance coverage of not less than $5,000,000, and such other insurance as Landlord may require. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the complete functional, operational and lien-free completion of such Tenant Change in compliance with all applicable permits and regulations and naming Landlord as a co-obligee.
12.    Indemnity. If Landlord determines at any time that the activities of Contractor or other persons performing work on the Premises are unacceptable, Tenant and contractor shall cease such activities and remediate any damage at no cost to Landlord. Tenant shall indemnify and hold harmless the Landlord Parties from and against all Claims, to which Landlord or the Landlord Parties may be subject or suffer when the same arise out of or in connection with installation, placement, removal or financing of any Tenant Change, improvements, fixtures and/or equipment in, on, upon or about the Premises by the Tenant Parties, contractor or their respective agents, contractors, directors, employees, licensees, officers, partners or shareholders, including any actions relating to the. Tenant shall be responsible for the cost of repairing any damages that are caused by the Tenant Parties, contractor or their respective agents, subcontractors, directors, employees, or suppliers during the course of construction, which at Landlord’s option may be deducted from any tenant improvement allowance or Tenant’s Security Deposit.

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SCHEDULE 1
Contractor Inducement Letter

“Landlord”:	Douglas Emmett , LLC c/o Douglas Emmett Management, LLC Senior Vice President of Commercial Property Management 1299 Ocean Avenue, Suite 1000 Santa Monica, California 90401
“Contractor”:

Re:     (“Tenant”)
    (“Suite”)
    (the “Building”)

Contractor has been engaged by Tenant to perform improvements (the “Improvements”) in or on the Building, which is owned by Landlord. Contractor understands and agrees that, prior to Contractor commencing the Improvements, Landlord requires that Contractor provide this Contractor Inducement Letter as a condition precedent to Landlord’s agreement to permit Contractor to perform the Improvements at the Building. Accordingly, Contractor agrees:
1.    Contractor shall comply, and shall cause its subcontractors, agents and employees to comply, with (i) the “General Rules for Construction” (attached to the Lease as Exhibit E between Landlord and Tenant relating to the Premises), a copy of which has been read by Contractor and which shall be applicable to Contractor as though set forth herein in full and (ii) any reasonable written guidelines or instructions regarding performance of the Improvements given to Contractor on behalf of Landlord.
2.    Contractor shall indemnify and hold harmless Landlord and its affiliates and its and their affiliates, members, interest holders, managers, officers, directors, partners, employees, agents, predecessors, successors and assigns (the “Landlord Parties”) from and against all liabilities, claims, damages, losses, liens, causes of actions, judgments, costs and expenses, of whatever kind or nature, including without limitation, bodily injury or death (whether or not those injured or deceased are performing work under this Contractor Inducement Letter or are affiliated with the parties hereto), property damage, costs of litigation (including, without limitation, actual fees and costs for attorneys retained by the Landlord Parties), fines and penalties (collectively, “Claims”) based on or alleging the Improvements, including any Claims alleging (i) any breach of this Contractor Inducement Letter by Contractor, its subcontractors, agents or employees, (ii) any negligent acts or omissions of Contractor, its subcontractors, agents or employees, including negligence in the screening, hiring and training of employees, contractors and subcontractors, (iii) any failure by Contractor, its subcontractors, agents or employees to comply with any applicable law, regulation, building code or governmental order, (iv) any liens against the Building or the Premises based on the Improvements or (v) any person performing any part of the Improvements not being paid in full. This indemnification obligation shall not be limited in any way by any limitation on the amount or types of damages, compensation or benefits payable by or for Contractor or its subcontractors under workers compensation or disability laws.
3.    If any liens arise against the Premises or the Building in connection with the Improvements, Contractor shall promptly cause such liens to be removed and provide Landlord evidence that the title to the Building and Premises have been cleared of such lien. If Contractor fails to do so, in additional to any other remedies available to Landlord, Landlord may, but is not obligated to use whatever means it may deem appropriate to cause said lien to be removed and the cost of any Claims incidental thereto, together with attorneys’ fees, shall be due and payable upon demand by Contractor to Landlord.
4.    Without limiting any other available remedies, and in addition to any retention amounts, Landlord shall have the right to withhold out of any amounts due to Contractor (as in for example, disbursements of any tenant

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SCHEDULE 1 CONTRACTOR INDUCEMENT LETTER
improvement allowance) an amount sufficient to satisfy any lien or Claim and to completely indemnify the Landlord Parties against any damage or costs from such lien or Claim. Any such withholding shall be released if Contractor (at its expense) posts a reasonably acceptable bond or other security in an amount which is sufficient (in the reasonable judgment of the withholding party) to fully indemnify the Landlord Parties against any lien or Claim involved.
5.    As the Improvements is for the direct benefit of Landlord as the owner of the Building, Landlord will have the right to pursue rights and remedies directly against Contractor. In any dispute to enforce this Contractor Inducement Letter, the prevailing party in such litigation shall be entitled to receive its costs (not limited to court costs), expenses and reasonable attorneys' fees from the non-prevailing party as the same may be awarded by the court. Contractor waives any right to consequential, special or indirect damages or loss of anticipated profits. Notwithstanding anything else contained herein to the contrary, Contractor shall look solely to Landlord’s interest in the Building and any proceeds from a sale of the Building that actually remain undistributed, for satisfaction of any liabilities or obligations of Landlord under this Agreement. No Landlord Party shall be personally liable for any such liabilities or obligations whatsoever.

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SCHEDULE 1 CONTRACTOR INDUCEMENT LETTER

The foregoing provisions shall survive the termination or expiration of any agreement between Contractor and Tenant.

ALL OF THE ABOVE TERMS ARE AGREED TO AND ACKNOWLEDGED BY: CONTRACTOR

Signature

Title

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EXHIBIT F
LANDLORD CONSTRUCTION EXHIBIT

1.    Completion of Improvements. Landlord shall cause its general contractor (“Contractor”) to furnish and install within the Premises those items of general construction (collectively, the “Improvements”) pursuant to the plans attached hereto as Schedule 1 (the “Plans”), which have been approved by Landlord and Tenant. Tenant shall advise Landlord in writing within five (5) business days following the execution of the Lease if Tenant elects to have Landlord cause Contractor to perform any items identified as “Tenant Alternates” on the Plans and shall pay the cost thereof to Landlord within ten (10) business days following Tenant’s receipt of Landlord’s invoice therefor. Unless specifically noted to the contrary on the Plans, the Improvements shall be constructed using Building-standard quantities, specifications and materials as determined by Landlord.
2.    Change Orders. Tenant shall not modify the Plans (a “Change Order”) without the prior written consent of Landlord, which shall not be unreasonably withheld; provided that if such modification would directly or indirectly delay the Substantial Completion of the Improvements, then such delay shall constitute a Tenant Delay. Further, if any Change Order would increase the cost of designing or constructing the Improvements, then Tenant shall be responsible for such cost as an Over-Allowance Amount (as defined below).
3.    Cost of Improvements. Except as set forth in this Section, Landlord shall bear the costs of the Improvements. Tenant shall pay (as Additional Rent) any additional costs (an "Over-Allowance Amount") incurred by Landlord in connection with the Improvements as a result of any Change Orders to the Plans or the Improvements that are made at the request of Tenant or with Tenant's consent (each, a “Change Order”). Any Over-Allowance Amount shall be paid within ten (10) business days after Tenant's receipt of invoice therefor, and may be disbursed by Landlord prior to the disbursement of any portion of Landlord's contribution to the construction of the Improvements.
4.    Ancillary Work. If Tenant shall contract for any ancillary work not included in the Improvements, such as data and telephone cabling and equipment, furnishings, installation of Tenant’s trade fixtures or cabinetry (collectively “Ancillary Work”), Tenant shall (i) obtain Landlord’s approval as required by the Lease and otherwise comply in all respects with the requirements of Exhibit E; (ii) pay any costs of any such Ancillary Work, and (iii) cause the Ancillary Work to be conducted in such a way as to not hinder or delay the Improvements.
5.    Tenant Delays. Tenant will cooperate with Landlord and its agents in the construction process. In addition to any other remedies available to Landlord under the Lease, Landlord may suspend any activities under this Landlord Construction Exhibit during any Tenant Delay and the Commencement Date under the Lease shall be accelerated on a day-for-day basis for each day of Tenant Delay.
6.    Punchlist. After Contractor has Substantially Completed the Improvements and prior to Tenant’s taking occupancy of the Premises, Landlord shall request a joint inspection of the Premises for the purpose of developing a written “punchlist” of any Improvement items that do not conform to the Plans and any approved Change Orders (the “Punchlist”). If Tenant does not make itself reasonably available to participate in such inspection within five
(5) business days following such request, the Punchlist as prepared by Landlord, if any, shall be the approved Punchlist hereunder. Landlord shall use reasonable efforts to correct any items on the Punchlist within thirty (30) days after creation of the Punchlist.
7.    Communication Protocol. During the planning and construction process, the Landlord Representative and the Tenant Representative shall (i) have full authority and responsibility to act on its behalf with respect to this Landlord Construction Exhibit and (ii) hold meetings regarding the progress of the construction of the Improvements on a regular basis (which shall be weekly if deemed reasonably necessary) at reasonable times. Either party may change its representative at any time on notice to the other party.
8.    Ownership of Improvements. All Improvements shall be deemed Landlord's property under the terms of the Lease.
9.    Construction Warranties. Landlord hereby assigns to Tenant, on a non-exclusive basis, to the extent assignable, all warranties and guaranties by the contractor who constructs the Improvements relating to the Improvements, and Tenant hereby waives all Claims against Landlord relating to, or arising out of the construction of the Improvements.

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EXHIBIT G SIGNAGE RULES
1.    Approvals. Tenant’s identification on Signage located on the Building or in any Common Area shall be limited to Tenant’s name and suite designation. Tenant shall not be entitled to the installation of Tenant’s logo in any portion of the Building or Common Areas. The size, style and placement of letters to be used in any Signage in the Common Areas or located in the Premises that is visible from the exterior of the Premises, and the design and installation location(s), shall be determined by Landlord in its sole discretion. For any Signage located on the Building or in any Common Area (other than Building standard suite entry signage or directory board signage) Tenant shall submit to Landlord four (4) copies of detailed shop drawings of Tenant’s proposed sign(s), which shall
(i) conform fully with the provisions of this Exhibit and the remainder of this Lease; (ii) include details of the proposed installation(s); and (iii) include renderings of the Building elevation(s), showing the proposed final installation. Within ten (10) business days after receiving Landlord’s invoice, Tenant shall reimburse Landlord for any out of pocket costs incurred by Landlord in (a) reviewing Tenant’s signage specifications, including Landlord’s out of pocket costs incurred in engaging any third party engineers, contractors, consultants or design specialists and
(b) obtaining all required approvals and permits from all governmental entities, architectural review boards, design review boards or similar decision-making bodies with jurisdiction over the Building (collectively, the “Approval Parties”). Tenant shall (A) diligently and in good faith pursue any such approvals or permits; (B) advise Landlord in writing of its progress; (C) provide Landlord with copies of all applications, correspondence and other written submissions to the Approval Parties; (D) deliver to Landlord documentation evidencing the Approval Parties’ approval, if received, promptly upon Tenant’s receipt of the same; and (E) comply with all requirements of any Approval Party.
2.    Intentionally Deleted.
3.    Right Personal. Tenant’s right to install and maintain the Signage shall be subject to Tenant’s being open and operating its business under the name “Chromadex, Inc.” in the entire Premises. Should there be a Tenant Default, such Signage shall upon the request of Landlord be removed upon demand at Tenant’s sole cost. The rights granted to Tenant pursuant to this Exhibit are personal to the original Tenant signing this Lease or a Tenant Affiliate and shall not inure to the benefit of any Transferee.
4.    Installation Requirements. Tenant shall have any Signage manufactured and Landlord shall install the Signage at Tenant’s sole expense. Tenant shall comply fully with the provisions of Exhibit G and all local, city, and state building, electrical, and signage codes. Tenant shall ensure that any Signage is installed in such a manner that
(i) all penetrations of the structure are sealed in a watertight condition and patched to match the adjacent building finish (ii) no raceways, crossovers, conduits, conductors, transformers, or the like are not exposed and/or visible. To the extent applicable, Landlord shall provide primary electrical service to the proposed location(s) of the Signage at Tenant’s sole expense.
5.    Maintenance and Repair. Tenant acknowledges that any right to install any Signage shall expire and be null and void to the extent the installation is not completed within six (6) months after the Commencement Date. Tenant shall be responsible for the costs incurred by Landlord to maintain all Signage in good order and repair and ensure that it does not detract from the first-class appearance of the Building.
6.    Tenant’s Failure to Comply. Tenant shall indemnify and hold Landlord harmless from and against all Claims, arising out of or in connection with the installation, existence or removal of any Signage. In addition to any other remedies available under this Lease and applicable law, (i) Landlord may, at Tenant’s sole cost, remove all Signage and restore the Premises and/or the Building to its original condition (a) at the expiration or earlier termination of this Lease, (b) following any Tenant Default or Tenant ceasing to occupy and operate its business from the entire Premises, or (c) to the extent such Signage is not Permitted Signage and (ii) Tenant will pay an administrative fee of $250.00 per day for each day that any Signage is not Permitted Signage.

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EXHIBIT H GUARANTY OF LEASE

“Guarantor”	NIAGEN BIOSCIENCE, INC., a Delaware corporation
“Landlord”
DE PARK AVENUE 1100, LLC,
a Delaware limited liability company c/o Douglas Emmett Management, LLC 1299 Ocean Avenue, Suite 1000
Santa Monica, California 90401
Attn: Senior Vice President of Commercial Property Management

“Tenant”	CHROMADEX, INC., a California corporation 1100 Glendon Avenue, Suite 1800 Los Angeles, California 90024
Date of “Lease”	June 12, 2026
“Premises”	Suite 1800 at the building located at 1100 Glendon Avenue, Los Angeles, California 90024
As a material inducement to and in consideration of Landlord entering into the Lease, Landlord having indicated that it would not enter into the Lease without the execution of this Guaranty, Guarantor does hereby enter into this GUARANTY OF LEASE (this “Guaranty”) and agree with Landlord as follows:
1.    Guaranty. Guarantor unconditionally and irrevocably guarantees and promises to perform and be liable for each and all obligations and liabilities of Tenant under, arising out of or related to the Lease.
2.    Independent Obligations. The obligations of Guarantor hereunder are in addition to and independent of the obligations of Tenant. A separate action may be brought and prosecuted against Guarantor whether action is brought against Tenant or whether Tenant is joined in any such action. Guarantor hereby waives and agrees not to assert or take advantage of: (i) any right to require Landlord to proceed against or exhaust any security held on behalf of Tenant or any other person; (ii) any right to require Landlord to proceed against Tenant or any other person or to pursue any other remedy before proceeding against Guarantor; (iii) the defense of any statute of limitations in any action under or related to this Guaranty or the Lease; (iv) any right or defense that may arise by reason of the incapacity, lack of authority, death or disability of Tenant or any other person; and (v) any right or defense arising by reason of the absence, impairment, modification, limitation, destruction or cessation (in bankruptcy, by an election of remedies, or otherwise) of the liability of Tenant, of the subrogation rights of Guarantor or of the right of Guarantor to proceed against Tenant for reimbursement. Without in any manner limiting the generality of the foregoing, Guarantor hereby waives the benefits of Sections 2809, 2810, 2819, 2845, 2847, 2848, 2849, 2850, 2899 and 3433, the second sentence of Section 2822(a) and all rights that are waivable pursuant to Section 2856, all of the California Civil Code, and any similar or analogous statutes of California or any other jurisdiction.
3.    Guarantor Fully Informed. Guarantor agrees that, without the consent of or notice to Guarantor and without affecting any of the obligations of Guarantor hereunder: (i) any term, covenant or condition of the Lease may be amended, compromised, released or otherwise altered by Landlord and Tenant, and Guarantor does guarantee and promise to perform all the obligations of Tenant under the Lease as so amended, compromised, released or altered;
(ii) any guarantor of or party to the Lease may be released, substituted or added; (iii) any right or remedy under the Lease may be exercised, not exercised, impaired, modified, limited, destroyed or suspended; (iv) Landlord or any other person acting on Landlord’s behalf may deal in any manner with Tenant, any guarantor, any party to the Lease or any other person; and (v) all or any part of the Premises or of Tenant’s rights or liabilities under the Lease may be sublet, assigned or assumed. Guarantor hereby waives and agrees not to assert or take advantage of any right or defense based on the absence of any or all presentments, demands (including demands for performance), notices (including notices of adverse change in the financial status of Tenant or other facts which increase the risk to Guarantor, notices of non-performance and notices of acceptance of this Guaranty) and protests of each and every

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EXHIBIT H GUARANTY OF LEASE
kind. Guarantor represents that it is now and will be completely familiar with (a) the business, operations and condition (financial and otherwise) of Tenant and (b) the Lease. Guarantor is not relying on any information or representation by Landlord in executing this Guaranty. This Guaranty shall not be released, discharged or otherwise affected by (A) any change in the corporate existence or ownership of Tenant or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Tenant or its assets or any resulting release or discharge of any obligation of Tenant or (B) any change relating to the assets, business, operations or condition of Tenant or any matter contemplated by the Lease.
4.    Guarantor’s Rights. Until all Tenant’s obligations under the Lease are fully performed, Guarantor: (i) shall have no right of subrogation against the Tenant by reason of any payments or acts of performance by Guarantor under this Guaranty; and (ii) subordinates any liability or indebtedness of Tenant now or hereafter held by Guarantor to the obligations of Tenant under, arising out of or related to the Lease or Tenant’s use or occupancy of the Premises. Guarantor shall not, without the written consent of Landlord, commence, or join with any other person in commencing, any bankruptcy, reorganization or insolvency proceeding against Tenant. The obligations of Guarantor under this Guaranty shall not be altered, limited or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Tenant, or by any defense which Tenant may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding. Guarantor shall file in any bankruptcy or other proceeding in which the filing of claims is required or permitted by law all claims which Guarantor may have against Tenant relating to any indebtedness of Tenant to Guarantor and will assign to Landlord all rights of Guarantor thereunder. Landlord shall have the sole right to accept or reject any plan proposed in such proceeding and to take any other action to which a party filing a claim is entitled. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Landlord the amount payable on such claim and, to the full extent necessary for that purpose, Guarantor hereby assigns to Landlord all of Guarantor’s rights to any such payments or distributions to which Guarantor would otherwise be entitled; provided, however, that Guarantor’s obligations hereunder shall not be satisfied except to the extent that Landlord receives cash by reason of any such payment or distribution. If Landlord receives anything hereunder other than cash, the same shall be held as collateral for amounts due under this Guaranty.
5.    Remedies Cumulative. The liability of Guarantor and all rights, powers and remedies of Landlord under this Guaranty or any other agreement now or at any time hereafter in force between Landlord and Guarantor relating to the Lease shall be cumulative, and not alternative, and such rights, powers and remedies shall be in addition to all rights, powers and remedies given to Landlord by law.
6.    Financial Statements. Guarantor agrees from time to time upon Landlord’s request, but not more than once in any twelve (12) month period, to deliver to Landlord Guarantor’s financial statement. All financial statements heretofore delivered to Landlord by Guarantor are, and all financial statements hereafter delivered to Landlord by Guarantor shall be, true and correct in all material respects and fair presentations of the financial condition of Guarantor as of the date thereof, prepared in accordance with generally accepted accounting practices. No material adverse change has occurred in the financial condition of Guarantor since the date of the financial statements previously delivered to Landlord.
7.    Entire Agreement. This Guaranty shall constitute the entire agreement between Guarantor and the Landlord with respect to the subject matter hereof. No provision of this Guaranty or right of Landlord hereunder may be waived nor may any Guarantor be released from any obligation hereunder except by a writing duly executed by an authorized officer or director of Landlord. The waiver or failure to enforce any provision of this Guaranty shall not operate as a waiver of any other breach of such provision or any other provisions hereof. Should any one or more provisions of this Guaranty be determined to be illegal or unenforceable, all other provisions shall nevertheless be effective.
8. Construction; Time is of the Essence. The term “Landlord” means the Landlord specifically named in the Lease, any assignee of said Landlord, whether by outright assignment or by assignment for security, and any successor to the interest of said Landlord or of any assignee of such Lease or any part thereof, whether by assignment or otherwise. The term “Tenant” means the Tenant specifically named in the Lease, any assignee or subtenant of the Lease and any successor to the interests of said Tenant, assignee or sublessee of such Lease or any part thereof, whether by assignment, sublease or otherwise. If more than one person signs this Guaranty, each such person shall

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EXHIBIT H GUARANTY OF LEASE
be deemed a Guarantor and the obligation of all such Guarantors shall be joint and several. When the context and construction so requires, all words used in the singular herein shall be deemed to have been used in the plural. The word “person” as used herein shall include an individual, company, firm, association, partnership, corporation, trust or other legal entity of any kind whatsoever. This Guaranty applies to, inures to the benefit of and binds all parties hereto, their heirs, devisees, legatees, executors, administrators, representatives, successors and assigns (including any purchaser at a judicial foreclosure or trustee’s sale or a holder of a deed in lieu thereof). This Guaranty may be assigned by Landlord voluntarily or by operation of law. Time is strictly of the essence under this Guaranty and any amendment, modification or revision hereof.
9.    Notices: Any notice, request, demand, or other communication hereunder shall be in writing and shall be considered duly given or furnished when (i) delivered personally or by messenger or overnight delivery service, with signature evidencing such delivery; or (ii) upon the date of delivery, after being mailed in a postpaid envelope, sent certified mail, return receipt requested, when addressed to Landlord as set forth above and to Guarantor as set forth above; or to such other address or addressee as either party may designate by a notice given pursuant hereto.
10.    Attorneys’ Fees; Waiver of Jury Trial; Disputes. The party or parties prevailing in any dispute between the parties concerning any provision of this Guaranty, or in any effort to enforce any rights granted under this Guaranty, shall be entitled to the reasonable attorneys' fees and court costs incurred by reason of such dispute or effort. To the maximum extent permitted by applicable law, in the interest of saving time and expense, Landlord and Tenant hereby consent to trial without a jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other or their successor-in-interest in respect to any matters arising out of or relating to this Lease. Each party agrees (i) the law of the State of California shall govern all questions with respect to this Guaranty; (ii) any suit, action or proceeding arising directly or indirectly from this Guaranty, the Lease or the subject matter thereof shall be litigated only in courts located within the County of Los Angeles and the State of California; (iii) Guarantor and Landlord each hereby irrevocably consents to the jurisdiction of any local, state or federal court located within the County of Los Angeles and the State of California;
(iv) Guarantor and Landlord each hereby waives personal service of any and all process upon it and consents to all such service of process in the manner and at the address set forth above; and (v) without limiting the generality of the foregoing, Guarantor and Landlord each hereby waives and agrees not to assert by way of motion, defense or otherwise in any suit, action or proceeding any claim that Guarantor is not personally subject to the jurisdiction of the above-named courts, that such suits, action or proceeding is brought in an inconvenient forum or that the venue of such action, suit or proceeding is improper.
11.    Warranty of Authority. If Guarantor purports to be a corporation, limited liability company or a partnership, each of the persons executing this Lease on behalf of Guarantor hereby covenant and warrant that (i) such party is a duly authorized and existing entity qualified to do business in California, (ii) the persons signing on behalf of that party have full right and authority to enter into this Lease, and (iii) each and every person signing on behalf of that party are authorized to do so.

[Signatures Appear on the Following Page]

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EXHIBIT H GUARANTY OF LEASE

GUARANTOR:
NIAGEN BIOSCIENCE, INC.,
a Delaware corporation

By: Name: Title:

Dated:

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